Exhibit 10.1

OPTION AGREEMENT

by and among

ISLE OF CAPRI CASINOS, INC.,

IOC DAVENPORT, INC.

and

KEHL DEVELOPMENT-SCOTT COUNTY, LLC

June 17, 2013

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is entered into as of the 17th day of June, 2013 (the “Effective Date”), by and among Isle of Capri Casinos, Inc., a Delaware corporation (“Seller Parent”),  solely for the purposes of Sections 2.4 and 9.16, IOC Davenport, Inc., an Iowa corporation (“Seller”), and Kehl Development-Scott County, LLC, an Iowa limited liability company (“Buyer”).  Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement (as defined in Section 1.1).

RECITALS

A.  Seller owns and operates the Property in the City of Davenport, Iowa (the “City”) that is commonly known as the “Rhythm City Casino.”  Seller Parent owns 100% of the outstanding capital stock of Seller.

B. Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to grant to Buyer an option to acquire the Rhythm City Casino, on the terms and subject to the conditions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

1.1                               Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

(a)                                 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first-mentioned Person.  As used herein, “control” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust, nonprofit corporation or other entity or association, the power, directly to cause the direction of the management or actions of the controlled entities.

(b)                                 “Alternative RDA Action” means (i) any board approval or determination by the RDA to approve or otherwise select any Person (other than Buyer or its Affiliates) as the RDA’s preferred gaming operator of the Rhythm City Casino, or (ii) any board action or determination by the RDA to revoke Buyer RDA Approval.

(c)                                  “Business Day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of Iowa are authorized or required to close; provided, however, any reference in this Agreement to any day other than a business day shall be deemed a reference to a calendar day.

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(d)                                 “Buyer RDA Approval” means formal approval by the board of the RDA at a duly constituted meeting of the RDA of Buyer as its preferred gaming operator of the Rhythm City Casino.

(e)                                  “Enforceability Limitations” means (i) Laws governing bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect that affect the enforcement of creditors’ rights generally, (ii) equitable limitations on the availability of specific remedies and (iii) general principles of equity.

(f)                                   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)                                  “Exercise Date” means the date that the Exercise Notice is delivered by Buyer to Seller.

(h)                                 “Exercise Period” means the period beginning on the Effective Date and ending at 5:00 p.m., Central time, on the Expiration Date.

(i)                                     “Expiration Date” means (i) September 15, 2013 (the “Initial Expiration Date”) and (ii) if the Extension is timely exercised, including the payment of the Extension Fee, in accordance with Section 2.2, October 15, 2013 (the “Extension Date”).  Notwithstanding the foregoing, if this Agreement is terminated pursuant to Article 7, the Exercise Period shall be immediately terminated automatically, without any action on the part of any party.

(j)                                    “Extension Date” shall have the meaning set forth in the definition of Expiration Date.

(k)                                 “Extension Exercise Date” means the date that the Extension Notice is delivered by Buyer to Seller.

(l)                                     “Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authority, agency, board and officials responsible for, or involved in, the regulation of gambling or gambling activities or the sale of liquor in any jurisdiction, including, within the State of Iowa, specifically, the Iowa Commission, and all other state and local regulatory and licensing bodies with authority over gaming in the State of Iowa and its political subdivisions.

(m)                             “Gaming Laws” mean all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling within the State of Iowa, including Iowa Code Chapter 99F “Gambling Boat, Gambling Structure, and Racetrack Regulation”, as amended from time to time, and the regulations of the Iowa Commission promulgated thereunder, as amended from time to time.

(n)                                 “Governmental Entity” means any federal, state, local or foreign government or any state, local or other political subdivision thereof and any agency, body, instrumentality, commission or authority (including any Gaming Authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions and any court or tribunal of competent jurisdiction.

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(o)                                 “Initial Expiration Date” shall have the meaning set forth in the definition of Expiration Date.

(p)                                 “Iowa Commission” means the Iowa Racing and Gaming Commission.

(q)                                 “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, including the Gaming Laws and the 1857 Constitution of the State of Iowa, as amended.

(r)                                    “Person” means an individual, municipality, charter city, nonprofit corporation, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

(s)                                   “Purchase Agreement” means a definitive Asset Purchase Agreement providing for, among other things, the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities among Seller and Buyer and, solely for the purposes specified therein, Seller Parent in the form attached as Exhibit A.

(t)                                    “RDA” means the Riverboat Development Authority, an Iowa nonprofit corporation.

(u)                                 “Term” means the period beginning on the Effective Date and ending on the date of the earlier to occur of:  (i) the expiration of the Exercise Period without there having been delivered an Exercise Notice; or (ii) the termination of this Agreement pursuant to Article 7.

ARTICLE 2.

OPTION GRANT; OPTION EXERCISE

2.1                               Grant of Option.  On the terms and subject to the conditions of this Agreement, and in consideration for a payment of $50,000 to Seller (which Buyer has paid to Seller on the date hereof) as a non-refundable option fee (the “Option Fee”), Seller hereby grants to Buyer an exclusive, non-transferable (except as expressly provided in this Agreement) option to purchase all (but not less than all) of the Purchased Assets and assume all (but not less than all) of the Assumed Liabilities on the terms and subject to the conditions of the Purchase Agreement (the “Option”).  On the terms and subject to the conditions of this Agreement, Buyer, in its sole discretion, may exercise the Option at any time during the Exercise Period by (a) delivering an irrevocable written notice of its exercise to Seller during the Exercise Period, which shall include the statement required by Section 6.1 without any qualifications or exceptions (the “Exercise Notice”), and (b) paying Seller $2,000,000 (the “Deposit Amount”), which amount shall be paid in accordance with Section 2.4 by wire transfer of immediately available funds to a bank account designated in writing by Seller and shall constitute the Deposit under the Purchase Agreement.  If the Option is exercised, the Option Fee and any Extension Fee (as defined below) shall be credited toward the payment of the Deposit Amount in accordance with Section 2.4, but in every other instance, the Option Fee and any Extension Fee shall be retained by Seller, Seller Parent or their respective Affiliates in consideration for the Option and any Extension, as applicable.

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During the Term, Buyer shall keep Seller reasonably apprised of the expected timing of any Exercise Notice and any Extension Notice (as defined below), and the parties shall cooperate in any reasonable and practicable arrangement to provide for the simultaneous delivery of the Exercise Notice and the other items specified in Section 2.4 (including the final disclosure schedules).

2.2                               Extension.  On the terms and subject to the conditions of this Agreement, Buyer, in its sole discretion, may extend the Expiration Date to the Extension Date at any time during the Exercise Period (the “Extension”) by (a) delivering an irrevocable written notice of its exercise of the Extension to Seller prior to the Initial Expiration Date, which shall include the statement required by Section 6.1 without any qualifications or exceptions (the “Extension Notice”), and (b) paying Seller contemporaneous with such Extension Notice $25,000 by wire transfer of immediately available funds to a bank account designated in writing by Seller (the “Extension Fee”).

2.3                               Disclosure Letter Update.  Buyer shall have the one time right, at any time prior to the date that is eight (8) Business Days prior to the Exercise Date, to request in writing that Seller prepare and deliver to Buyer an update to its draft disclosure schedules to the Purchase Agreement (the “Schedule Update Notice”).  Within five (5) Business Days after Seller’s receipt of the Schedule Update Notice, Seller shall deliver to Buyer a copy of the Seller Disclosure Letter updated to reflect matters existing as of the date of the Schedule Update Notice.

2.4                               Execution and Delivery of Purchase Agreement upon Exercise.  On the terms and subject to the conditions of this Agreement, within two (2) Business Days following the delivery of an Exercise Notice by Buyer to Seller as set forth in Section 2.1, (a) Buyer shall (i) pay to Seller the Deposit Amount, less any Option Fee and any Extension Fee previously paid to Seller (the “Net Deposit Amount”), and (ii) deliver to Seller written evidence reasonably satisfactory to Seller that the members of Buyer have irrevocably contributed equity in the amount of $20,000,000 (inclusive of the Deposit Amount) to Buyer (the “Evidence of Contributed Equity”) and (b) contemporaneously with the Seller’s receipt of the Net Deposit Amount and the delivery of the Evidence of Contributed Equity, (i) Buyer and Seller and, solely for the purposes specified therein, Seller Parent, shall execute and deliver to one another the Purchase Agreement, and (ii) Seller shall deliver its updated disclosure schedules thereto dated as of the execution date of the Purchase Agreement.  Notwithstanding anything to the contrary contained herein, if the Net Deposit Amount is not paid to Seller or the Evidence of Contributed Equity is not delivered to Seller as and when provided herein, Seller and Seller Parent shall have no obligation to enter into the Purchase Agreement and this Agreement shall terminate as provided in Section 7.1.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer:

3.1                               Organization.  Seller is a corporation duly organized and validly existing under the laws of the State of Iowa and has all requisite power and authority to carry on its business as now being conducted.

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3.2                               Authorization.  Seller has all requisite power and authority to enter into this Agreement and, if an Exercise Notice is delivered, the Purchase Agreement and, subject to obtaining Governmental Approvals (including Gaming Approvals) and any other third party consents, approvals, orders or authorizations of, or registrations, declaration or fillings with, any third party, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and, if an Exercise Notice is delivered, the Purchase Agreement and the consummation by Seller of the transactions that are contemplated hereby and if an Exercise Notice is delivered, the Purchase Agreement have been duly authorized by all necessary action on the part of Seller.

3.3                               Execution.  This Agreement has been duly executed and delivered by Seller.  Assuming this Agreement constitutes the valid and binding obligation of the other parties (excluding Seller Parent), this Agreement constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Limitations.

3.4                               Consents and Approvals.  Except as otherwise provided in the Purchase Agreement (including Section 4.2) and the Schedules thereto:

(a)                                 No material consent, authorization or approval of, or filing or registration with, any Governmental Entity or any other Person is necessary in connection with the execution, delivery or performance by Seller of this Agreement.

(b)                                 The execution, delivery and performance by Seller of this Agreement do not and will not:  (i) violate in any material respect any Law or regulation applicable to or binding on Seller or any of Seller’s assets; or (ii) violate or conflict with any provision of its organizational or governing documents.

3.5                               Disclaimer of Other Representations or Warranties.  Seller and its Affiliates do not make and have not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by any of the Seller or its Affiliates to make any representations or warranties relating to Seller or any of its Affiliates or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by any of Seller or its Affiliates.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1                               Organization.  Buyer is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite power and authority to carry on its business as now being conducted.  Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

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4.2                               Authorization.  Buyer has all requisite power and authority to enter into this Agreement and, if an Exercise Notice is delivered, the Purchase Agreement and, subject to obtaining Governmental Approvals (including Gaming Approvals), to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and, if an Exercise Notice is delivered, the Purchase Agreement and the consummation by Buyer of the transactions that are contemplated hereby and if an Exercise Notice is delivered, the Purchase Agreement have been duly authorized by all necessary action on the part of Buyer.

4.3                               Execution.  This Agreement has been duly executed and delivered by Buyer.  Assuming this Agreement constitutes the valid and binding obligation of the other parties, this Agreement constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Limitations.

4.4                               Ownership.  As of the date hereof, Schedule 4.4 sets forth a correct and complete list of all of the (a) record and beneficial owners of all outstanding membership interests of Buyer and their respective percentage interests of ownership and (b) officers, directors and managers of Buyer.  There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire membership interests, equity interests or profit interests in Buyer.  There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire any membership interests, equity interests or profit interests of Buyer or any securities convertible into or exchangeable for any membership interests, equity interests or profit interests of Buyer.

4.5                               Consents and Approvals.  Except as otherwise provided in the Purchase Agreement (including Section 5.2 thereof) and the Schedules thereto:

(a)                                 No material consent, authorization or approval of, or filing or registration with, any Governmental Entity or any other Person is necessary in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(b)                                 The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, do not and will not:  (i) violate in any material respect any Law or regulation applicable to or binding on Buyer or any of Buyer’s assets; or (ii) violate or conflict with any provision of its organizational or governing documents

4.6                               Disclaimer of Other Representations or Warranties.  Buyer and its Affiliates do not make and have not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by any of Buyer or its Affiliates to make any representations or warranties relating to the Buyer or any of its Affiliates or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer or its Affiliates.

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ARTICLE 5.

COVENANTS

5.1                               Implementing Agreement.  On the terms and subject to the conditions hereof, (a) from and after the Exercise Date, each party shall use its commercially reasonable efforts, subject to the terms and conditions of the Purchase Agreement, and Sections 5.5, 5.6 and 5.7 hereof, to fulfill its obligations under the terms of this Agreement and the Purchase Agreement and to cause the consummation of the transactions contemplated hereunder and thereunder, and (b) from and after the date hereof and prior to the Expiration Date, Buyer shall use its commercially reasonable efforts (with Seller’s cooperation) to take all actions necessary to obtain each consent or approval of or with all relevant Governmental Entities (including the Iowa Commission) or other Person required in connection with or as a result of the transactions contemplated hereby, and shall keep Seller informed as to such actions and the status of such consent and approval process.  Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, nothing shall preclude Seller, Seller Parent or any of their Affiliates from taking any action that relates to any Excluded Asset, Excluded Liability or that otherwise relates to the preparation of the Property for sale and transfer to Buyer at the Closing under the Purchase Agreement as contemplated therein or as otherwise permitted by Sections 6.1(c) and 6.1(d) of the Purchase Agreement.

5.2                               Access to Information and Facilities.  During the Term, for purposes of evaluating whether to exercise the Option, upon reasonable notice, and subject to applicable Law (including antitrust Laws and Gaming Laws), Seller shall, subject to Seller’s rules and procedures in effect from time to time for such access, afford Buyer’s Representatives reasonable access to the books and records, Contracts and other material information related to the operation of the business at the Property and the Purchased Assets and Assumed Liabilities (expressly excluding, however, the Excluded Assets and the Excluded Liabilities) as Buyer may reasonably request; provided, however, that (a) Buyer shall not initiate contact with employees or other Representatives of Seller, other than Seller Parent’s Senior Director, Financial Analysis, and individuals designated in writing by Seller, without the prior written consent of Seller; (b) Buyer’s Representatives shall be entitled to perform non-intrusive Phase I assessments at the Property, but shall not be entitled to perform any physical inspection or intrusive testing of any nature with respect to any portion of the Property; (c) Buyer shall not unreasonably interfere with the operation and support of the business located at the Property; (d) Seller shall not be required to provide access to any materials if the same could reasonably be expected to jeopardize an attorney-client, attorney work product or similar legal privileges in favor of Seller or its Affiliates; (e) Seller shall not be required to provide access to any consolidated, unitary or combined Tax Returns that include Seller; and (f) in no event shall the results of Buyer’s review of any information or Buyers’ satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Property on an “As Is, Where Is” basis as set forth in Section 10.1 of the Purchase Agreement; provided, further, that Seller shall not be required to make the Davenport Players List (or any portion thereof) available to Buyer or its Representatives; provided, further, that Seller shall not be required to make available any information related to Seller Parent’s other operations, businesses and properties other than the Property.

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5.3                               Exclusivity.  During the Term, Seller shall not and shall cause its Affiliates not to (either directly or through any of their Representatives), subject to obligations imposed by applicable Law, (i) solicit any offer from any Person (other than Buyer or its Affiliates) relating to the sale of the business conducted at the Property (an “Acquisition Proposal”) or (ii) provide to any Person (other than Buyer or its Affiliates) any confidential information concerning the Property in furtherance of an Acquisition Proposal; provided, however, notwithstanding the foregoing or anything to the contrary, nothing in this Agreement is intended to prohibit or restrict any action whatsoever by Seller Parent or its Affiliates or their respective Representatives with respect to or in furtherance of the transactions contemplated by this Agreement, the Purchase Agreement or any Excluded Matter and any such actions shall not in and of themselves whatsoever constitute a breach of this Agreement.  As used herein, “Excluded Matter” means (A) any issuance or sale of debt or equity securities of Seller Parent or its Affiliates (other than such issuance or sale by Seller to an unaffiliated third party), (B) a merger, consolidation, share exchange, business combination or similar transaction involving Seller Parent or its Affiliates (other than directly involving Seller) (provided, however, that any such Excluded Matter shall not relieve Seller Parent or its Affiliates of their obligations under this Agreement) or (C) any sale or other disposition of any asset or property of Seller Parent or its Affiliates other than the sale of a direct interest in the Property or an interest in the capital stock of Seller to an unaffiliated third party.

5.4                               Confidentiality.  Buyer will hold and cause its Representatives to hold all such information furnished to them by or on behalf of Seller or its Affiliates in confidence (in addition to any other information that is disclosed from Buyer’s or Buyer’s Representative’s Inspection of the Property) in accordance with the confidentiality agreement dated March, 2013 between Seller Parent and Riverside Casino & Golf Resort, an affiliate of Buyer (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive any exercise of the Option or the termination of this Agreement and continue in full force and effect thereafter. Notwithstanding anything to the contrary, Buyer and Seller agree that in the event any proprietary information or knowledge relating to any Excluded Asset, Excluded Liability or hotel, casino or other property of Isle or its Affiliates (other than the Property) is obtained, revealed or otherwise made known to Buyer, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreement.

5.5                               Financing.  During the Term, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain irrevocable firm commitments for equity or debt financing sufficient, together with Buyer’s cash on hand, to enable Buyer to fully fund all of Buyer’s obligations under the Purchase Agreement, including payment of the Purchase Price at Closing and payment of all fees and expenses of Buyer related to the transactions contemplated by the Purchase Agreement (the “Financing”).  Buyer shall (a) deliver executed copies of all financing letters (including all exhibits and annexes thereto) and related documentation concerning the Financing to Seller promptly upon execution thereof, (b) deliver final, fully executed copies of any definitive agreements or documents for the Financing to Seller promptly upon execution thereof, and (c) otherwise keep Seller informed with respect to all material activity concerning the Financing and give Seller prompt notice of any material adverse change with respect to the Financing or Buyer’s ability to obtain the Financing,

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including if any of the financing letters or definitive agreements relating to the Financing is terminated for any reason.

5.6                               Davenport Matters.  During the Term, the parties shall use commercially reasonable efforts to cause the City and any Persons claiming by, through or on behalf of any of them, and their respective Affiliates, to:

(a)                                 Consent to the assignment by Seller to, and assumption by and novation to, Buyer of the City Leases, in form and substance satisfactory to Seller (the “Davenport Novation”); and

(b)                                 Irrevocably and fully release and forever discharge Seller and its Affiliates, in form and substance satisfactory to Seller, from any and all other Legal Proceedings, Liabilities and claims, whether arising under any Contract or arrangement (including the 2000 Development Agreement and the City Leases) or otherwise, for the periods prior to the Closing, including with respect to bonds, letters of credits and guaranties related thereto and terminate any and all Contracts and other arrangements (other than the City Leases) between Seller or any of its Affiliates, on the one hand, and the City, on the other hand, in each case effective as of, and subject only to, the Closing (the “Davenport Termination and Release”);

provided, however, that such efforts shall not require the parties or any of their Affiliates (x) to remain secondarily or contingently liable for any Liability, (y) to incur any expenses or Liabilities, pay any monies or provide any other financial accommodation in connection therewith or (z) to threaten or commence any litigation or other proceeding; provided further, that notwithstanding anything to the contrary contained herein, the failure to obtain the Davenport Novation or the Davenport Termination and Release shall not constitute a breach of this Agreement by any party.

5.7                               RDA Matters.

(a)                                 RDA Termination and Release.  During the Term, the parties shall use commercially reasonable efforts to cause the RDA and any Persons claiming by, through or on behalf of the RDA, and their respective Affiliates, to irrevocably and fully release and forever discharge Seller and its Affiliates, in form and substance satisfactory to Seller, from any and all Legal Proceedings, Liabilities and claims, whether arising under the IOC Operator Agreement or otherwise, for the periods prior to the Closing, and terminate the IOC Operator Agreement and any and all other Contracts or arrangements between Seller or any of its Affiliates, on the one hand, and the RDA, on the other hand, in each case effective as of, and subject only to, the Closing (the “RDA Termination and Release”); provided, however, that such efforts shall not require the parties or any of their Affiliates (x) to remain secondarily or contingently liable for any Liability, (y) to incur any expenses or Liabilities, pay any monies or provide any other financial accommodation in connection therewith or (z) to threaten or commence any litigation or other proceeding; provided further, that notwithstanding anything to the contrary contained herein, the failure to obtain the RDA Termination and Release shall not constitute a breach of this Agreement by any party.

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(b)                                 Buyer Operator Agreement.  During the Term, Buyer shall use commercially reasonable efforts to negotiate and execute an operator agreement with the RDA with respect to the operation of the business conducted at the Property after Closing by Buyer (the “Buyer Operator Agreement”).  Buyer shall (i) keep Seller informed with respect to all material discussions with the RDA and the negotiation of the Buyer Operator Agreement, (ii) deliver an executed copy of the Buyer Operator Agreement to Seller promptly upon execution thereof and (iii) give Seller prompt notice if the Buyer Operator Agreement is amended, modified or terminated for any reason.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller and Seller Parent to execute and deliver the Purchase Agreement upon exercise of the Option by Buyer as set forth in Section 2.4 is, at the option of Seller, subject to the satisfaction or waiver by Seller of each of the following conditions precedent on or before the Expiration Date:

6.1                               Warranties of Buyer.  (a) The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof, and shall also be true and correct in all material respects on and as of the Exercise Date and if the Extension is exercised, the Extension Exercise Date, and (b) the representations and warranties of Buyer contained in the Purchase Agreement shall be true and correct on and as of the Exercise Date and if the Extension is exercised, the Extension Exercise Date, and the date of the execution and delivery of the Purchase Agreement.  The Exercise Notice and if the Extension is exercised, the Extension Notice, shall contain a statement by Buyer in the form attached as Exhibit B hereto, certifying to Seller the foregoing matters in this Section 6.1 and the matters in Section 6.2 without any qualifications or exceptions.

6.2                               Compliance with Agreements and Covenants.  Buyer shall in all material respects have performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it prior to the Exercise Date and if the Extension is exercised, the Extension Exercise Date.

6.3                               No Governmental Orders.  No Governmental Entity of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, resolution, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party to perform its obligations hereunder.

6.4                               No Third Party Legal Proceedings.  No Legal Proceeding shall have been instituted, pending or threatened against Buyer or Seller or their respective Affiliates by any unaffiliated third party, which (a) challenges or otherwise seeks to prevent, or would reasonably be expect to materially delay, any of the transactions contemplated by this Agreement, (b) would reasonably be expected to result in a material liability for Buyer, Seller or any of their respective Affiliates, (c) would reasonably be expected to adversely effect in any material respect the ability

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of Buyer or Seller or any of their respective Affiliates, as applicable, to perform their obligations under this Agreement, to consummate any of the transactions contemplated hereby or to operate any of their respective businesses in the State of Iowa or (d) would reasonably be expected to subject Buyer or Seller or any of their respective Affiliates or their respective officers or directors to material liability in relation to any of the transactions contemplated by this Agreement.

6.5                               Payment of Consideration.  Buyer shall have paid to Seller (a) the Option Fee on the Effective Date, (b) if the Extension is exercised, the Extension Fee on the Extension Exercise Date and (c) the Net Deposit Amount as and when specified in Section 2.4.

6.6                               Equity Investment.  The members of Buyer shall have irrevocably contributed to Buyer equity in the amount of $20,000,000 as and when specified in Section 2.4.

6.7                               Financing.  Seller shall have received correct and complete written evidence of the Financing, including (a) executed copies of all financing letters (including all exhibits and annexes thereto) and related documentation concerning the Financing and (b) executed copies of any definitive agreements or documents for the Financing, and each such financing letters and definitive agreements or documents relating to the financing shall be in full force and effect.

6.8                               Davenport Matters.  Each of the Davenport Novation and the Davenport Termination and Release shall be in full force and effect and Seller shall have received copies thereof, duly executed by the parties thereto (other than Seller and its Affiliates).

6.9                               RDA Termination and Release.  The RDA Termination and Release shall be in full force and effect and Seller shall have received a copy thereof, duly executed by the parties thereto (other than Seller and its Affiliates).

6.10                        Buyer Operator Agreement.  The Buyer Operator Agreement shall be in full force and effect and Seller shall have received a copy thereof, duly executed by the parties thereto.

ARTICLE 7.

TERMINATION

7.1                               Termination.

(a)                                 If Buyer does not deliver an Exercise Notice during the Exercise Period, this Agreement shall terminate automatically, without any action on the part of any party, at 5:00 p.m., Central time, on the Expiration Date.

(b)                                 In the event of any Alternative RDA Action, this Agreement shall terminate automatically, without any action on the part of any party.

(c)                                  This Agreement shall terminate automatically, without any action on the part of any party, if Seller is not paid the Net Deposit Amount or the Evidence of Contributed Equity is not delivered to Seller as and when due in accordance with Section 2.4.

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(d)                                 In addition, this Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Expiration Date:

(i)                                     by Buyer, at any time prior to the delivery of an Exercise Notice, upon the delivery of written notice of termination to Seller; or

(ii)                                  by the mutual written consent of Buyer and Seller at any time prior to the execution and delivery of the Purchase Agreement.

(e)                                  If any of the milestones set forth on the attached Schedule 7.1(e) (the “Milestone Schedule”) are not achieved by the corresponding date set forth on the Milestone Schedule or Buyer fails to provide written evidence reasonably acceptable to Seller of such achievement by such corresponding date, Seller at any time thereafter, but prior to the execution and delivery of the Purchase Agreement, may terminate this Agreement upon the delivery of written notice of termination to Buyer.

7.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void, and there shall be no liability on the part of Buyer or Seller, or their respective Affiliates or representatives hereunder, other than this Section 7.2 and Section 5.4, Section 9.1 through Section 9.14 and Section 9.16 through Section 9.20 which shall survive the termination; provided, however, that nothing contained in this Section 7.2 shall relieve or limit the liability of any party to this Agreement for any fraud or intentional breach of this Agreement.

ARTICLE 8.

SURVIVAL

8.1                               Survival.  The representations and warranties of the parties contained herein given as of the Effective Date shall survive from the Effective Date until the period ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Article 7 and (ii) the execution and delivery of the Purchase Agreement.  Unless this Agreement is terminated in accordance with Article 7, in which case Section 7.2 shall govern, Article 2 and Article 5 shall terminate upon (x) the receipt of the Net Deposit Amount and the Evidence of Contributed Equity by Seller and (y) the execution and delivery of the Purchase Agreement in accordance with Section 2.4.

ARTICLE 9.

MISCELLANEOUS

9.1                               Expenses.  Each party shall bear its own fees and expenses with respect to the transactions contemplated hereby.

9.2                               Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

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9.3                               Notices.  Any notice, demand or communication to be given hereunder (including an Exercise Notice and Extension Notice) shall be in writing and shall be deemed given:  (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy, email or other wire transmission (receipt confirmed); and (c) if sent by an internationally recognized overnight delivery service, the next Business Day following the date given to such overnight delivery service (specified for overnight delivery).  All notices, demands and communications shall be addressed as follows:

If to Seller or Seller Parent:

IOC Davenport, Inc.

c/o Isle of Capri Casinos, Inc.
600 Emerson Rd., Suite 300
Saint Louis, MO 63141
Attention:  General Counsel
Facsimile:  (314) 813-9480

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606
Attn:  Paul W. Theiss
          Christian W. Fabian
Facsimile: (312) 706-8218

If to Buyer:

Kehl Development-Scott County, LLC
c/o Kehl Management, Inc.
3184 Highway 22
Riverside, IA 52327
Attn:  Daniel J. Kehl
Facsimile:  (319) 648-5800

with a copy (which shall not constitute notice) to:

Fuerste, Carew, Juergens & Sudmeier, P.C.

151 West 8th Street

200 Security Building
Dubuque, IA 52001
Attn:  Mark J. Willging
Facsimile: (563) 556-7134

or to such other individual or address as a party may designate for itself by notice given as herein provided, except that notice in such case shall be effective only upon receipt.

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9.4                               Assignment.  This Agreement shall not be directly or indirectly assigned (including by merger, consolidation or operation of law) by either party without the written consent of the other party, subject, in the case of Seller and Seller Parent, to transactions permitted by Section 5.4.

9.5                               No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6                               Language.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

9.8                               Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

9.9                               Public Announcements.  Each party agrees that such party and its Affiliates shall not issue any press release or disclose the existence or terms of this Agreement during the Term without coordinating with the other party, except as may be required by Law (including the Securities Act, the Exchange Act and any Gaming Laws) or Governmental Entities (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or any indenture under which outstanding indebtedness has been issued, it being understood and agreed that Seller Parent intends to file a Form 8-K with the U.S. Securities and Exchange Commission in connection with the entry into this Agreement.  Notwithstanding anything to the contrary herein, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to the other party.  Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Representatives shall provide Seller with prompt advance written notice prior to issuing any press release or public statement or making any other disclosure of any information relating to

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this Agreement or the transactions contemplated hereby that is required, on the advice of outside legal counsel, pursuant to the any applicable Law.

9.10                        Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns.

9.11                        Further Actions and Assurances.  From and after the delivery of an Exercise Notice and the payment of the Deposit Amount, the parties shall execute and deliver any and all documents, and shall cause any and all other reasonable action to be taken, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

9.12                        Complete Agreement.  This Agreement, the Purchase Agreement attached as an Exhibit, and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings with respect to the subject matter hereof.

9.13                        Severability.  This Agreement shall be deemed severable; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.14                        Counterparts.  This Agreement may be executed by facsimile, portable document format (PDF) or other electronic means and/or in one or more counterparts and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15                        Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including the failure to take all actions as are necessary on such party’s part to consummate the transactions contemplated hereby, will cause irreparable injury to other party for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of each party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof, in addition to any other rights or remedies available hereunder or at Law or in equity, without the necessity of posting a bond or furnishing other security therefor.

9.16                        Seller Parent Guarantee.  Seller Parent hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 9.16) the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Seller under this Agreement (the “Seller Obligations”).  The Seller Obligations may be enforced by Buyer against Seller Parent without any requirement that Buyer first exercise

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its rights against Seller.  In determining when payment, performance or discharge of obligation by Seller Parent is due, and the amount thereof, Seller Parent may assert any defenses or limitations to such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and setoffs that Seller Parent or Seller may have under this Agreement.  Seller Parent’s obligations under this Section 9.16 shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected by, any circumstance or condition whatsoever (whether or not Seller Parent shall have any knowledge thereof) except as may be expressly set forth herein.  Seller Parent hereby waives each of the following:  (a) notice of acceptance of the Seller Obligations or of the existence or creation of all or any of the Seller Obligations; (b) presentment, demand, protest or notice of dishonor, nonpayment or other default with respect to any of the Seller Obligations and all other notices whatsoever (except for notices to be provided to Seller, Seller Parent and its counsel in accordance with this Agreement or applicable Law); (c) any requirement that Buyer institute suit or otherwise exhaust its rights or remedies against Seller or against any other Person prior to enforcing any rights they have hereunder or otherwise against Seller Parent; and (d) all suretyship defenses generally (other than defenses to the payment of the obligations that are available to Seller Parent or Seller under this Agreement).  Nothing contained in this Section 9.16 shall limit Seller Parent’s ability to assert as a defense to any claim any defense that would be available to Seller if the claim were asserted directly against Seller.  This Agreement has been duly executed and delivered by Seller Parent, and, assuming this Agreement constitutes the valid and binding obligation of the other parties, this Section 9.16 constitutes the valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject, as to enforcement, to the Enforceability Limitations.

9.17                        Attorney’s Fees.  In the event that either party must retain the services of an attorney to enforce this Agreement, the prevailing party in any such litigation as determined by a court of competent jurisdiction shall be entitled to recover from the non-prevailing party its reasonable attorney’s fees and costs incurred in connection therewith.

9.18                        Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

9.19                        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Each of Buyer and Seller will sometimes be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

SELLER:

IOC DAVENPORT, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	CLO

SELLER PARENT:

ISLE OF CAPRI CASINOS, INC., solely for the purposes of Sections 2.4 and 9.16.

By:	/s/ Eric L. Hausler
Name:	Eric L. Hausler
Title:	CSO

BUYER:

KEHL DEVELOPMENT-SCOTT COUNTY, LLC

By:	/s/ Daniel J. Kehl 6/14/2013
Name:	Daniel J. Kehl
Title:	Manager

EXHIBIT A
STRICTLY CONFIDENTIAL

ASSET PURCHASE AGREEMENT

dated as of [•], 2013

by and among

ISLE OF CAPRI CASINOS, INC.,

IOC DAVENPORT, INC.,

KEHL DEVELOPMENT-SCOTT COUNTY, LLC

and

KEHL DEVELOPMENT CORPORATION

i

(Continued)

(Continued)

(Continued)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the [•] day of [•], 2013(the “Effective Date”), by and among Isle of Capri Casinos, Inc., a Delaware corporation (“Seller Parent”), solely for the purposes of Sections 6.20(b), 6.23, 6.25 and 11.17, IOC Davenport, Inc., an Iowa corporation (“Seller”), Kehl Development-Scott County, LLC, an Iowa limited liability company (“Buyer”), and Kehl Development Corporation, an Iowa corporation, solely for the purposes of Sections 6.20(a) and 6.23.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 11.1(a).

RECITALS:

A.                                    Seller owns and operates the Property in the City of Davenport, Iowa that is commonly known as the “Rhythm City Casino.”

B.                                    Seller desires to sell, convey, assign and transfer to Buyer, and Buyer desires to purchase, acquire and accept from Seller, Seller’s interest in and to the Purchased Assets, and Buyer desires to assume certain Liabilities related to the Purchased Assets, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties, in consideration of the premises and of the mutual representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1                                   Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall, subject to compliance with Gaming Laws, sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the Purchased Assets.

Section 1.2                                   Excluded Assets.  Notwithstanding anything to the contrary, including Section 1.1, Seller shall not sell, convey, assign or transfer to Buyer pursuant to this Agreement, and Seller shall retain, all of its right, title and interest in, to and under the Excluded Assets.  “Excluded Assets” shall mean all assets, rights and interests of Seller and its Affiliates other than the Purchased Assets, including the following assets:

(a)                                 Seller’s and its Affiliates’ rights under this Agreement and any agreements executed in connection with this Agreement;

(b)                                 (i) all current assets that are not Purchased Assets (including all cash, negotiable instruments, marketable securities and other cash equivalents, certificates of deposits, time deposits, uncashed checks, securities and similar items, other than Acquired Cash) and (ii)

all bank accounts, checking accounts, deposit accounts and other similar accounts of Seller or its Affiliates, including all current assets therein of the type listed in clause (b)(i) above (the “Excluded Cash”);

(c)                                  the Excluded Contracts, including any management agreements with Seller Parent or its Affiliates;

(d)                                 all rights, claims, causes of action and credits (including all indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates (i) to the extent not exclusively relating to, arising out of or resulting from any Purchased Asset or Assumed Liability or (ii) related to, arising out of or resulting from any Excluded Asset or Excluded Liability;

(e)                                  Seller’s and its Affiliates’ corporate seal, minute books and stock record books, all other records relating to the corporate organization of Seller and its Affiliates, the general ledgers and books of original entry (or similar accounting records, including in electronic or other form) of Seller, all income Tax Returns and other income Tax records, reports, data, files and documents, all books and records relating to the Excluded Assets or Excluded Liabilities, any books and records that cannot be transferred to Buyer under applicable Law and corporate training manuals;

(f)                                   all Seller Benefit Plans, and the assets thereof;

(g)                                  all assets sold or otherwise disposed of, and rights expiring or terminated, not in violation of this Agreement, during the period from the date of this Agreement until the Closing Date;

(h)                                 all Tax refunds, rebates, credits, pre-paid Taxes (including pre-paid gaming Taxes and credits (other than the Acquired Gaming Tax Credits)), claims and entitlements (i) with respect to Taxes of Seller or its Affiliates and (ii) with respect to the Purchased Assets and attributable to Tax periods (or portions thereof) ending before the Closing Date;

(i)                                     all insurance policies, claims or refunds thereunder or rights to proceeds thereof, or receivables or indemnities coverage thereunder relating to the assets, properties, business or operations of Seller or any of its Affiliates, including the Property;

(j)                                    all of Seller’s and its Affiliates’ human resources and other employee-related files and records that relate to employees other than Transferred Employees or are otherwise not transferrable under applicable Law;

(k)                                 the Excluded Intellectual Property;

(l)                                     the Excluded Personal Property;

(m)                             subject to Section 6.5(d), all data, files and other materials located on any storage device (including such data, files and/or materials located on personal computers and servers) located at the Property (other than any such data, files and other materials that are Purchased Assets);

(n)                                 the “IsleOne Card,” “Fan Club” and any player loyalty or rewards program of Seller Parent or its Affiliates;

(o)                                 all Intercompany Receivables, all Accounts Receivable and Prepaids (other than those marked “Buyer” on the Working Capital Statement) and all markers;

(p)                                 any playing cards, chips and items held for sale in any gift shop that bear or contain any Excluded Intellectual Property;

(q)                                 all vehicles and trucks set forth on Section 1.2(q) of the Seller Disclosure Letter;

(r)                                    All landline telephone and facsimile numbers of Seller or its Affiliates; and

(s)                                   all assets, properties and rights set forth on Section 1.2(s) of the Seller Disclosure Letter.

Section 1.3                                   Excluded Liabilities.  Other than the Assumed Liabilities, Buyers are not, by the execution and performance of this Agreement, or otherwise, and shall not be deemed to be, assuming any Liability of Seller or any of its Affiliates, including the following (collectively, the “Excluded Liabilities”):

(a)                                 all Liabilities of Seller or any of its Affiliates under this Agreement and any agreements executed in connection with this Agreement;

(b)                                 all Pre-Closing Tax Liabilities;

(c)                                  any Liability in respect of any Excluded Asset;

(d)                                 all Intercompany Payables;

(e)                                  any Environmental Liabilities;

(f)                                   all Liabilities under and with respect to the Seller Benefit Plans and any other employee benefit plans or arrangements of Seller and its Affiliates and all Liabilities to or relating to current and former employees of Seller and its Affiliates and the dependents and beneficiaries thereof (except, in each case, as otherwise specifically assumed by a Buyer pursuant to Section 1.4 or Section 6.4);

(g)                                  all Pre-Closing Claims; and

(h)                                 any Indebtedness (other than the Assumed Sky Bridge Debt) of Seller outstanding as of immediately prior to the Closing, including indebtedness for borrowed money under, and any other Liabilities arising out of, the Credit Agreement.

Section 1.4                                   Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees that as of, and at all times after, the Closing, Buyer shall assume, and satisfy, perform, pay and discharge as and when due and payable, and otherwise be solely responsible for, each of the following Liabilities (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities of the Seller of the following types (i) the post-Closing Liabilities under any progressive meter or similar accumulating Liability under any slot machine or any other gaming device at the Property, (ii) Liability for any chips, tokens, player cards or similar casino currency outstanding as of the Closing Date and (iii) Liabilities arising or resulting from player rewards programs, and complimentary arrangements for food, beverages and playing chips granted by Seller or its Affiliates with respect to the Property on or prior to the Closing Date;

(b)                                 all Liabilities of Seller with respect to entertainment, dining and other reservations made by patrons relating to the Property from and after the Transfer Time to the extent described in Section 6.11;

(c)                                  all Liabilities under the Assumed Contracts;

(d)                                 all Liabilities to or relating to Transferred Employees accruing from and after the Closing Date, except those Liabilities for workers’ compensation claims to the extent related to pre-Closing events or occurrences and Liabilities described in Section 1.3(f), and the Liabilities specifically assumed by Buyer pursuant to Section 6.4;

(e)                                  except as otherwise provided herein, all Liabilities for Taxes arising from or attributable to the Purchased Assets (or the operation of the Purchased Assets) for any taxable period (or portion thereof) from and after the Closing Date or reflected on the Working Capital Statement as a Current Liability in accordance with Sections 2.4(b)(i) and 6.9(b);

(f)                                   Liabilities for utilities arising from or attributable to the Purchased Assets for any period (or portion thereof) from and after the Closing Date or reflected on the Working Capital Statement as a Current Liability in accordance with Section 2.4(b)(ii);

(g)                                  the Assumed Sky Bridge Debt; and

(h)                                 all other Liabilities (other than the Excluded Liabilities expressly provided in clauses (a) through (g) of Section 1.3) to the extent arising out of or resulting from the ownership, use or maintenance of the Purchased Assets and the operation and support of the business located at the Property from and after the Closing.

Section 1.5                                   Retention of Certain Assets.  Notwithstanding anything to the contrary, Seller and its Affiliates may retain and use, for the purposes identified in clauses (i), (ii) and (iii) of this Section 1.5, at their own expense, archival copies of all of the Assumed Contracts and other documents transferred hereunder, in each case, that (i) are necessary to operate Seller’s or its Affiliates’ businesses, other than, after the Closing, the business conducted at the Property, (ii) Seller or its Affiliates in good faith determine it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Seller or any of its Affiliates or (iii) Seller in good faith determines it or any its Affiliates is reasonably likely to need access to in connection with any filing or report to, or investigation by, any Governmental Entity.

Section 1.6                                   Assignability and Consents.

(a)                                 Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Seller Permit, certificate, approval, authorization or other right, that by its terms or by Law is non-assignable without the consent of a third party (including any Governmental Entity) or is cancelable by a third party in the event of an assignment (a “Non-Assignable Asset”), unless and until consent from such third party shall have been obtained.  With respect to all Non-Assignable Assets, including those set forth on Section 1.6(a) of the Seller Disclosure Letter, Seller shall use its commercially reasonable efforts to cooperate with Buyer at its request for up to six (6) months following the Closing Date in endeavoring to obtain such consents; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities, provide any financial accommodation, or remain secondarily or contingently liable for any Assumed Liability to obtain any such consent and any failure to obtain any consent by Seller for any reason in and of itself shall not constitute a breach of this Agreement.  Subject to the foregoing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Assumed Liabilities under any and all Assumed Contracts, or to obtain in writing the unconditional release of Seller and its Affiliates, so that, in any such case, Buyer shall be solely responsible for Assumed Liabilities thereunder in accordance with the terms and conditions of this Agreement.  To the extent permitted by applicable Law and the terms of the Non-Assignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller (or the applicable Affiliate of Seller) for the benefit and detriment of Buyer, and the covenants and obligations thereunder shall be performed by Buyer at its expense and in Seller’s name, and all benefits and obligations existing thereunder shall be for Buyer’s account (and Seller shall promptly pay over to Buyer all money received by it under such Non-Assignable Assets in respect of periods after the Closing Date); provided, that Seller may, after providing prior written notice to Buyer with reasonable detail, withhold any performance under a Non-Assignable Asset that may otherwise be reasonably requested by Buyer until Buyer shall have provided Seller with all funds and other resources necessary for such performance.  As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets.  Buyer agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Buyer’s performance of, or failure to perform, obligations under the Non-Assignable Assets to the extent included in the Assumed Liabilities.

(b)                                 Buyer understands and agrees that it is solely its responsibility to obtain any and all agreements and systems necessary to operate and support the business located at the Property from and after the Closing Date, including those set forth on Section 1.6(b) of the Seller Disclosure Letter, any replacement software license agreements, information technology licenses and systems (including general ledger systems) and databases (including customer databases).  Subject to the terms and conditions hereof, Buyer shall be responsible for obtaining new licenses and permits for the operation of the Property, including applicable Gaming Approvals.  Except for licenses or permits expressly included in the definition of “Purchased Assets,” no licenses or permits will be transferred by Seller in connection with the sale of the Property.  Buyer understands and agrees that the assignment of certain Contracts, including those set forth on Section 1.6(b) of the Seller Disclosure Letter, may require the delivery by Buyer of certain deposits to the third parties that are party to such Contracts and that Buyer shall be responsible for the timely delivery of such deposits in accordance with the requirements of such Contracts with third parties.

ARTICLE II

PURCHASE PRICE AND DEPOSIT

Section 2.1                                   Purchase Price.  The aggregate consideration to be paid by Buyers to Seller for the conveyance, assignment and transfer of the Purchased Assets at the Closing shall be an amount equal to $51,000,000 (the “Base Purchase Price”), subject to adjustment as provided in Sections 2.1(a), 2.3 and 2.4 of this Agreement or as otherwise expressly adjusted herein (the “Purchase Price”).  On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable as follows:

(a)                                 Cash Payment by Buyer at Closing.  At Closing, Buyer shall pay to Seller an aggregate amount in cash, by electronic transfer of immediately available funds, to an account designated by Seller, equal to (i) the Base Purchase Price, minus (ii) the Deposit, plus (iii) the Acquired Gaming Tax Credit Amount (but excluding the amount of any Acquired Gaming Tax Credits in respect of the “Rebuild Iowa Infrastructure Fund”), plus or minus, as applicable (iv) the Initial Working Capital Adjustment, if any, as provided for in Section 2.3(a), plus or minus, as applicable, (v) the Initial Acquired Cash Adjustment, if any, as provided for in Section 2.3(b), minus (vi) the Closing Sky Bridge Debt Amount (collectively, the “Closing Cash Payment”).  In lieu of the final full adjustments of Acquired Cash or Working Capital at Closing, the amount of the Closing Cash Payment to be delivered by Buyer at Closing shall be calculated using the Initial Acquired Cash Adjustment and Initial Working Capital Adjustment as determined in accordance with Section 2.3, with a subsequent Final Acquired Cash Adjustment and Final Working Capital Adjustment as provided for in Section 2.4.

(b)                                 Other Adjustments.  Any other adjustment to the Purchase Price payable under this Agreement shall be paid as and when required hereunder.

Section 2.2                                   Deposit.  Simultaneously with the execution and delivery of this Agreement, Buyer has paid to Seller an amount in cash equal to $2,000,000 (the “Deposit”).  The amount of the Option Fees previously paid by Buyer to Seller shall be credited against the payment of the Deposit.  For illustration purposes only, if Buyer has previously paid Seller $50,000 in Option Fees, then simultaneously with the execution and delivery of this Agreement, Buyer must pay Seller $1,950,000 in satisfaction of the Deposit.  The Deposit may be commingled with Seller’s or any of its Affiliates’ general funds and shall not bear interest.  In the event of termination of this Agreement, the Deposit shall be paid or retained as provided in

Section 8.4.  At the Closing, the Deposit shall be credited against the payment of the Purchase Price.

Section 2.3                                   Initial Purchase Price Adjustments; Closing Payment Certificate; Cash Count.

(a)                                 At least one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer an estimated balance sheet of Seller as of the Closing Date substantially in the same form as the Balance Sheet (the “Pre-Closing Balance Sheet”) and a statement of Working Capital of Seller (the “Pre-Closing Working Capital Statement”), which shall be calculated in accordance with the working capital calculation example set forth on Section 2.3 of the Seller Disclosure Letter.  The Pre-Closing Balance Sheet and Pre-Closing Working Capital Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Balance Sheet (as defined in Section 4.3), subject to the exceptions set forth on Section 2.3 of the Seller Disclosure Letter (collectively, the “Accounting Procedures”).  The Pre-Closing Working Capital Statement will contain a good faith estimate, set forth in reasonable detail, and based on the Pre-Closing Balance Sheet, of the amount of Working Capital of Seller as of the Closing Date (the “Pre-Closing Working Capital Estimate”).  Seller and Buyer each shall bear its own expenses in the preparation and review of the Pre-Closing Balance Sheet and Pre-Closing Working Capital Statement.  The “Initial Working Capital Adjustment” (which may be a positive or negative number) shall equal (i) if the Pre-Closing Working Capital Estimate is greater than the Working Capital Target, the positive number that is the amount of such excess (which shall be added to the Base Purchase Price pursuant to Section 2.1(a)) and (ii) if the Pre-Closing Working Capital Estimate is less than the Working Capital Target, the amount of such difference (the absolute value of which shall be subtracted from the Base Purchase Price pursuant to Section 2.1(a)).

(b)                                 At least one (1) Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate (the “Closing Payment Certificate”) setting forth a good faith determination of (i) the outstanding amount of all Assumed Sky Bridge Debt as of the Closing Date (the “Closing Sky Bridge Debt Amount”), (ii) the outstanding amount of all Acquired Gaming Tax Credits as of the Closing Date (the “Acquired Gaming Tax Credit Amount”) for purposes of determining the amount payable pursuant to Section 2.1(a) and (iii) the amount of Acquired Cash as of the Closing Date (“Estimated Acquired Cash Amount”).  Buyer shall have the right to review the Closing Payment Certificate and object thereto, and the Seller and Buyer shall cooperate in good faith to resolve any such objections prior to the Closing and update the Closing Payment Certificate accordingly; provided, however, that the Closing will not be delayed or prevented as a result of any unresolved objections pursuant to the foregoing.  The “Initial Acquired Cash Adjustment” (which may be a positive or negative number) shall equal (i) if the Estimated Acquired Cash Amount is greater than the Acquired Cash Target, the positive number that is the amount of such excess (which shall be added to the Base Purchase Price pursuant to Section 2.1(a)) and (ii) if the Estimated Acquired Cash Amount is less than the Acquired Cash Target, the amount of such difference (the absolute value of which shall be subtracted from the Base Purchase Price pursuant to Section 2.1(a).

(c)                                  Immediately preceding the Transfer Time, Seller’s Representatives shall read the meters for the progressive slot machines in the Casino and, subject to applicable Gaming

Laws and, to the extent permitted by the Iowa Commission and/or Iowa Division of Criminal Investigation (“DCI”), a Representative of Buyer shall be permitted to be present to observe such reading or examine the surveillance recordings of such reading; such meter readings shall be used in preparation of the Current Liabilities on the Working Capital Statement.  At the Transfer Time, Seller shall conduct a cash count and the drop for one hundred percent (100%) of the gaming device and cashbox funds and shall run a slot system report and a Representative of Buyer may, subject to applicable Gaming Laws and if permitted by the Iowa Commission and/or DCI, be present to observe such cash count, hopper drop and slot system report or review surveillance coverage of such count, hopper drop and slot system report if it so elects.  Such cash count, hopper drop and slot system report shall be used in the preparation of the Working Capital Statement or Final Acquired Cash Statement, as applicable.

Section 2.4                                   Final Purchase Price Adjustments.

(a)                                 As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of Seller as of the Closing Date substantially in the same form as the Balance Sheet (the “Closing Balance Sheet”), a statement of Working Capital of Seller as of the Closing Date (the “Working Capital Statement”) and a statement of the Acquired Cash as of the Closing Date (the “Final Acquired Cash Statement”).  The Closing Balance Sheet, Working Capital Statement and Final Acquired Cash Statement shall be prepared in accordance with the Accounting Procedures, shall be calculated in accordance with the Working Capital calculation example or Acquired Cash calculation, as applicable, set forth on Section 2.3 of the Seller Disclosure Letter and shall incorporate the results of the meter readings, cash count, hopper drop and slot system report, as applicable, as provided in Section 2.3(c).  The Working Capital Statement will set forth, in reasonable detail and based on the Closing Balance Sheet, the amount of Working Capital of Seller as of the Closing Date (the “Closing Date Working Capital”).  Seller and Buyer shall bear their own expenses in the preparation and review of the Closing Balance Sheet, Working Capital Statement and Final Acquired Cash Statement.  Subject to applicable Law, Seller will use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the Final Acquired Cash Statement, the Closing Balance Sheet and Working Capital Statement and the calculation of Closing Date Working Capital, and will provide Buyer with reasonable access to any of Seller’s records not otherwise available to Buyer as a result of the transactions contemplated by this Agreement, to the extent necessary for the preparation of the Final Acquired Cash Statement, Working Capital Statement and the calculation of Closing Date Working Capital.

(b)                                 Notwithstanding any provision in this Article II to the contrary, in preparing the Closing Balance Sheet and Working Capital Statement, the following provisions shall be observed:

(i)                                     As of the Closing, all real and personal property Taxes and similar ad valorem obligations (“Property Taxes”) related to the Purchased Assets for Tax periods beginning before and ending after the Closing Date shall be prorated as between Seller and Buyer separately on a per diem basis as of the Closing Date using the latest available rates and assessments, and Seller shall be responsible for Seller’s proportionate share of such Property Taxes (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the day prior to the Closing Date) (the “Seller Property Tax Amount”) and Buyer being responsible for the remainder of such Property Taxes; provided, however, that notwithstanding the terms of this Agreement, the Taxes described above shall be reprorated on a per diem basis when actual rates, values and assessments are finally determined, with Seller being responsible for all such amounts applicable to periods prior to the Closing Date and Buyer being responsible for all such amounts applicable to periods from and after the Closing Date (and payments shall be made between Buyer and Seller to effectuate such responsibility).  Only the Seller Property Tax Amount shall be reflected on the Working Capital Statement as a Current Liability.

(ii)                                  Utility meters (which shall include water, gas, electric, sewer, fuel and the like) shall be read, to the extent such utility is metered and the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with only charges attributable to the period prior to the Closing Date reflected on the Working Capital Statement as Current Liabilities.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing Date, with only amounts attributable to periods on and after the Closing Date reflected on the Working Capital Statement as Current Assets (which shall be determined on a per diem basis from the Closing to the end of the relevant period).  Charges for utilities that are unmetered, or the meters for which have not been read on the Closing Date, will be prorated as of the Transfer Time, with only charges attributable to the period prior to the Closing Date reflected on the Working Capital Statement as Current Liabilities and with only pre-payments attributable to periods on or after the Closing Date reflected as Current Assets.

(c)                                  If Seller shall have any disagreement with the Final Acquired Cash Statement, Closing Balance Sheet and Closing Date Working Capital or any element of the Working Capital Statement relevant thereto, it shall, on or prior to twenty (20) Business Days after its receipt of the Final Acquired Cash Statement, Closing Balance Sheet and Working Capital Statement, notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement.  The notice of disagreement shall only include disagreements based on the Final Acquired Cash Statement or Closing Date Working Capital not being calculated in accordance with Section 2.4 and the definitions contained in this Agreement.  In connection therewith and subject to applicable Law, Buyer will provide Seller reasonable access to all of Buyer’s and the Property’s records not otherwise available to Seller as a result of the transactions contemplated by this Agreement, to the extent Seller deems necessary for Seller’s review of the Final Acquired Cash Statement, Closing Balance Sheet and the Working Capital Statement and the determination of Closing Date Working Capital.  If Seller does not provide such notice of disagreement within such twenty (20) Business Day period, Seller shall be deemed to have accepted the Final Acquired Cash Statement, Closing Balance Sheet and the Working Capital Statement and the determination of the Closing Date Working Capital delivered by Buyer and such determination shall be final, binding and conclusive for purposes of this Agreement.  Any purported failure by Seller to provide the aforementioned “reasonable detail” shall not be used as the basis for an assertion by Buyer that Seller’s notice of disagreement was not timely delivered.  If any such notice of disagreement is timely provided, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of twenty (20) Business Days from the date of Seller’s notice of disagreement (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Acquired Cash Statement, Closing Balance Sheet, Closing Date Working Capital and Working Capital Statement, as applicable.  If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually agreed upon by Buyer and Seller (the “Auditor”) shall resolve any remaining disagreements.  The Auditor shall determine as promptly as practicable (but in any event within sixty (60) days after its engagement), only with respect to the disagreements submitted to the Auditor, whether the Final Acquired Cash Statement, Closing Balance Sheet, Closing Date Working Capital and the Working Capital Statement were prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) the Final Acquired Cash Statement, Closing Balance Sheet, Closing Date Working Capital and Working Capital Statement requires adjustment.  The Auditor shall promptly deliver to Buyer and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer.  The fees and expenses of the Auditor shall be borne by Buyer and Seller as determined by the Auditor based on the inverse of the percentage that the Auditor’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to it.  For purposes of illustration only, if there were an aggregate of $100 of items in dispute and if the final written determination of the Auditor states that $80 of such items are in accordance with Seller’s position and $20 of such items are in accordance with Buyer’s position, Seller would bear 20% of the Auditor’s costs and expenses, on the one hand, and Buyer would bear 80% of such costs and expenses, on the other hand.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article IX, and judgment may be entered thereon in a court of competent jurisdiction.  The date on which the Closing Date Working Capital is finally determined in accordance with this Section 2.4 is hereinafter referred to as the “Working Capital Determination Date.”  The date on which the Final Acquired Cash Statement is finally determined in accordance with this Section 2.4 is hereinafter referred to as the “Acquired Cash Determination Date.”

(d)                                 Within ten (10) Business Days after the Working Capital Determination Date, the absolute value of the amount by which the Closing Date Working Capital (as finally determined in accordance with this Section 2.4) is less than or greater than the Pre-Closing Working Capital Estimate (the “Final Working Capital Adjustment”), plus accrued interest as provided herein, shall be paid in cash by wire transfer of immediately available funds from Buyer to Seller (if such Closing Date Working Capital is greater than the Pre-Closing Working Capital Estimate), or from Seller to Buyer (if such Closing Date Working Capital is less than the Pre-Closing Working Capital Estimate).

(e)                                  Within ten (10) Business Days after the Acquired Cash Determination Date, the absolute value of the amount by which the Final Acquired Cash Amount (as finally determined in accordance with this Section 2.4) is less than or greater than the Estimated Acquired Cash Amount (the “Final Acquired Cash Adjustment”), plus accrued interest as provided herein, shall be paid in cash by wire transfer of immediately available funds from Buyer to Seller (if such Final Acquired Cash Amount is greater than the Estimated Acquired

Cash Amount), or from Seller to Buyer (if such Final Acquired Cash Amount is less than Estimated Acquired Cash Amount).

(f)                                   The amounts so payable to the other party pursuant to Sections 2.4(d) or (e) shall accrue simple interest on the unpaid balance from and after the Closing Date until such balance is paid in full (but no interest shall be payable for the day on which such payment is made) at a per annum rate equal to the prime rate as of the Business Day immediately preceding the Closing Date, as published in The Wall Street Journal.

Section 2.5                                   Allocation of Purchase Price.  Within twenty (20) Business Days after the later of the Acquired Cash Determination Date and Working Capital Determination Date, Buyer shall deliver to Seller a schedule (an “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets in accordance with section 1060 of the Code and the methodologies set forth on Exhibit A hereto.  If within twenty (20) Business Days after receipt of the applicable Allocation Schedule, Seller does not provide notice as set forth in the following sentence, such Allocation Schedule shall be final and binding on the parties.  If within twenty (20) Business Days after receipt of the applicable Allocation Schedule, Seller notifies Buyer in writing that Seller objects to one or more items reflected on such Allocation Schedule, Buyer and Seller shall negotiate in good faith to resolve such dispute.  If Buyer and Seller fail to resolve any such dispute within twenty (20) Business Days after Buyer’s receipt of Seller’s notice of an objection to the applicable Allocation Schedule, the parties shall submit the dispute for resolution to the Auditor in accordance with this Agreement, which resolution shall be final and binding on the parties, and the cost of the Auditor shall be borne equally by Buyer and Seller.  The parties hereby agree not to take any position inconsistent with the final Allocation Schedule for Tax reporting purposes.  Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation §1.1060-1(c).

ARTICLE III

CLOSING

Section 3.1                                   Closing.  Unless this Agreement is earlier terminated pursuant to Article VIII or Section 10.2(a), and subject to the right of a party to delay the Closing pursuant to Section 10.2, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place on the third Business Day following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to their satisfaction or waiver at the Closing), at 10:00 a.m., Chicago time, at the offices of Mayer Brown LLP, located at 71 S. Wacker Drive, Chicago, IL 60606, or at such other place and time or on such other date as is mutually agreed to in writing by Buyer and Seller (the date on which the Closing takes place being referred to herein as the “Closing Date”).  Notwithstanding the foregoing, for the purposes of the Acquired Cash Adjustment and Working Capital Adjustment and prorations contemplated hereby, the Closing shall be deemed to occur at the Transfer Time.

Section 3.2                                   Deliveries at or Prior to Closing.  The following documents will be executed and delivered by Buyer or Seller, as applicable, at or prior to the Closing as indicated below.

(a)                                 Bill of Sale and Assignment.  At the Closing, Seller shall execute and deliver to Buyer, and Buyer shall execute an acceptance of, a Bill of Sale and Assignment in the form attached as Exhibit B, conveying to Buyer the tangible Purchased Assets.

(b)                                 Assignment and Assumption Agreement.  At the Closing, each of Buyer and Seller shall execute and deliver to the other an Assignment and Assumption Agreement in the form attached as Exhibit C, transferring the intangible Purchased Assets (other than the Assumed Leases) and the Assumed Liabilities and the assumption of the Assumed Liabilities by Buyer, and Buyer shall execute and deliver such other assumption agreements or other documents reasonably required by any Person (in such form as is reasonably acceptable to Buyer and Seller) to effectuate the assumption of the Assumed Liabilities.

(c)                                  Assignment and Assumption of Assumed Leases.  At the Closing, Seller and Buyer, with respect to Assumed Leases, shall each execute and deliver an assignment and assumption of leases with respect to the Assumed Leases in a form reasonably acceptable to such parties, which assignment and assumption of leases shall include a full release from Liability by the counterparties to such Assumed Leases and any other Person claiming by, through or on behalf of any of them, in favor of Seller and its Affiliates, including all guarantees, deposits and letters of credit related thereto.

(d)                                 Purchase Price.  At the Closing, Buyer shall pay to Seller the Closing Cash Payment pursuant to Section 2.1, and the Deposit shall be credited against the payment of the Purchase Price pursuant to Section 2.2.

(e)                                  Buyer Certificate.  At the Closing, Buyer shall deliver to Seller a certificate signed by an officer of Buyer and dated as of the Closing Date, certifying as to (i) the articles of incorporation of Buyer, (ii) the by-laws of Buyer, and (iii) the minutes, resolutions and/or written consents of the board of directors of Buyer approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(f)                                   Non-Foreign Affidavit.  At the Closing, Seller (and/or the appropriate Affiliate of Seller) shall execute and deliver a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b).

(g)                                  Vessel Title.  At the Closing, Seller shall execute and deliver to Buyer such assignments, deeds, documents of title, assumptions and other instruments sufficient to transfer to Buyer all of Seller’s right, title and interest in the Vessel and the Barge, including current U.S. Coast Guard Certificates of Documentation, each in form and substance as is customary for similar transactions.

(h)                                 Certificates of Title.  At the Closing, Seller shall have delivered to Buyer certificates of title for the titled vehicles and other titled assets included in the Purchased Assets, duly endorsed for transfer to Buyer.

(i)                                     Davenport Players List.  At the Closing, Seller shall deliver to Buyer a copy of the Davenport Players List, which shall be in the format described in Section 6.19.

(j)                                    Assumption of Progressive Post-Closing Slot Machine Liabilities.  At the Closing, Buyer shall execute and deliver an assumption of post-Closing progressive slot machine liabilities in form and substance as is customary in similar transactions.

(k)                                 Release of Liens.  At the Closing, Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that all Liens (other than Permitted Encumbrances) upon the Purchased Assets have been or will be released or terminated as of the Closing Date.

(l)                                     Officer’s Certificate.  At the Closing, Seller shall deliver to Buyer a certificate, signed by an officer of Seller and dated as of the Closing Date, certifying as to (i) the articles of incorporation of Seller, (ii) the bylaws of Seller, and (iii) the minutes, resolutions and/or written consents of the board of directors of Seller approving and authorizing the execution, delivery and performance of this Agreement, and consummation of the transactions hereby.

(m)                             Other Documents.  At the Closing, each party shall deliver any other documents, instruments or agreements that are reasonably requested by the other party that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof, except as set forth in the Disclosure Letter delivered by Seller to Buyer on the date of this Agreement (the “Seller Disclosure Letter”), as follows (it being agreed and understood by the parties hereto that, notwithstanding anything else contained in this Agreement, Seller is (i) making representations or warranties only with respect to Seller, the Property, the Purchased Assets and the Assumed Liabilities and (ii) making no representations or warranties with respect to any other hotel, casino or other real property owned by Seller’s Affiliates):

Section 4.1                                   Organization of Seller.  Seller is a corporation duly organized and validly existing under the laws of the State of Iowa and has all requisite power and authority to carry on its business as now being conducted.  Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Seller Material Adverse Effect.  Seller has no direct or indirect Subsidiaries and does not hold any equity interests in any other Person.

Section 4.2                                   Authority; No Conflict; Required Filings and Consents.

(a)                                 Seller has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and, subject to obtaining the Governmental

Approvals (including Gaming Approvals) set forth on Section 4.2(a) of the Seller Disclosure Letter, to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Seller and the consummation by Seller of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Seller.  This Agreement has been, and the other agreements contemplated hereby have been, or will be at Closing, as applicable, duly executed and delivered by Seller, and assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto or thereto (excluding Seller Parent), this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement, to (i) Laws governing bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect that affect the enforcement of creditors’ rights generally, (ii) equitable limitations on the availability of specific remedies and (iii) general principles of equity (the “Enforceability Limitations”).

(b)                                 The execution and delivery by Seller of this Agreement and the other agreements contemplated hereby does not, and the consummation by Seller of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller (assuming compliance with Gaming Laws by Buyer and its Affiliates and the execution and delivery of the Davenport Novation, the Davenport Termination and Release and the RDA Termination and Release as contemplated herein), (ii) except as set forth in Section 4.2(b) of the Seller Disclosure Letter, result in the imposition of any Lien (other than a Permitted Encumbrance) on any of the Purchased Assets, (iii) except as set forth in Section 4.2(b) of the Seller Disclosure Letter, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Seller or loss of any material benefit to Seller) under, any of the terms, conditions or provisions of any material bond, mortgage, indenture or other material Contract to which Seller is a party or by which Seller or any of its properties or assets may be bound or (iv) except as set forth in Section 4.2(b) of the Seller Disclosure Letter and subject to the governmental filings and other matters referred to in Section 4.2(c), contravene, conflict with or result in a violation of any of the terms or requirements of any Law or Order, or give any Governmental Entity the right to revoke, cancel or terminate any governmental or regulatory permit, concession, franchise or license, in each case applicable to Seller or any of its properties or assets, other than, in the case of clauses (iii) and (iv), for such violations, breaches, defaults, accelerations, losses, contraventions, conflicts, revocations, cancellations or terminations that would not be material to the operation and support of the business conducted at the Property.

(c)                                  Except as set forth in Section 4.2(c) of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by Seller or the consummation by Seller of the transactions that are contemplated hereby or thereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re-branding of the operations at the Property and (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations (A) required of or by Buyer or any of its Affiliates or key employees (including under the Gaming Laws) or (B) the failure of which to obtain would not be material to the operation and support of the business conducted at the Property.

Section 4.3                                   Financial Statements.  Seller has made available to Buyers a copy of the unaudited balance sheet and statement of income of Seller for the twelve (12) month periods ended April 28, 2013 (the “Latest Financial Information”), April 29, 2012 and April 24, 2011, as derived from the audited consolidating financial schedules of Seller Parent (collectively and including the Latest Financial Information, the “Financial Information”).  Except as set forth on Section 4.3 of the Seller Disclosure Letter, the Financial Information was prepared from the books and records of Seller in accordance with GAAP (except for the absence of footnote disclosure and year-end adjustments), and fairly presents in all material respects the financial position and results of operations of Seller as of their respective dates and for the periods covered.  Notwithstanding the foregoing, Buyer acknowledges that such Financial Information was prepared by Seller or its Affiliates for internal purposes only and reflects an allocation of overhead costs for certain corporate services (e.g., information technology, risk management, legal, benefits and insurance costs) determined by Seller or its Affiliates and that no representation or warranty is made that Buyer will be able to obtain replacement corporate services for the costs reflected in the Financial Information.  The unaudited balance sheet as of April 28, 2013 (the “Balance Sheet Date”) included in the Financial Information is referred to herein as the “Balance Sheet.”

Section 4.4                                   No Undisclosed Liabilities.  Except for (i) Liabilities reflected or reserved against in the Financial Information or the notes thereto or set forth on Section 4.4 of the Seller Disclosure Letter, (ii) Excluded Liabilities and (iii) Liabilities incurred in the Ordinary Course of Business after the date of the Financial Information, Seller has no material Liabilities with respect to the operation and support of the business located at the Property that would have been required to be reflected in, or reserved against on, the face of the Balance Sheet in accordance with GAAP.

Section 4.5                                   Intellectual Property.  Except as set forth in Section 4.5 of the Seller Disclosure Letter, there are no material bona fide claims pending, or to the knowledge of Seller, threatened against Seller challenging the ownership, use, validity, enforceability or registrability of any of the Seller Intellectual Property Rights.

Section 4.6                                   Agreements, Contracts and Commitments.  Copies of the Material Assumed Contracts as of the date hereof have been made available to Buyer and a list of the Material Assumed Contracts as of the date hereof is included in Section 4.6 of the Seller Disclosure Letter.  Each Material Assumed Contract is valid and binding upon Seller and, to Seller’s knowledge, all other parties thereto (in each case, subject to the Enforceability Limitations), and there is no material breach or violation by Seller of, or material default by Seller under, the Material Assumed Contracts (and no event has occurred with respect to Seller which, with notice or lapse of time or both, would constitute a material breach or violation by Seller of, or material default by Seller under, the Material Assumed Contracts), and, to Seller’s knowledge, there is no material breach or violation by any other Person of, or material default by any other Person under, the Material Assumed Contracts (and no event has occurred, is pending or is threatened which, with notice or lapse of time or both, would constitute a material breach or violation by such Person of, or material default in any material respect by such other Person under, the Material Assumed Contracts).  Neither Seller nor any of its Affiliates has received any written notice from any counterparty thereto of any intention to terminate, repudiate or disclaim any Material Assumed Contract.

Section 4.7                                   Litigation; Orders.  Except as set forth in Section 4.7 of the Seller Disclosure Letter (a) there are no material Legal Proceedings pending (or, to Seller’s knowledge, threatened) against Seller or any of Seller’s Affiliates with respect to the Property or any Purchased Assets and (b) none of Seller nor its Affiliates is subject to any material Order with respect to the Property or any Purchased Assets, other than any Orders that would customarily apply to any entity operating a gaming enterprise in Iowa.

Section 4.8                                   Environmental Matters.  Except as set forth in Section 4.8 of the Seller Disclosure Letter:

(a)                                 With respect to the Property, Seller is in material compliance with all Environmental Laws and has been in material compliance for the last five (5) years.

(b)                                 Seller has obtained and is in material compliance with all Environmental Permits necessary to conduct the business and operations at the Property as currently conducted,  a list of which is set forth on Section 4.8(b) of the Seller Disclosure Letter.

(c)                                  There are no material pending or, to the knowledge of Seller, threatened claims or Legal Proceedings against the Property or Seller with respect to the Property alleging noncompliance with or liability under any Environmental Laws.

(d)                                 To Seller’s knowledge, there have been no Releases of Hazardous Materials at, on or under the Property of types or in quantities or locations that would require the owner or operator of the Property to undertake material remedial action pursuant to any Environmental Law or give notice to any Governmental Entity thereof.

(e)                                  There are no Hazardous Materials stored, used, handled, manufactured, generated or otherwise located at, in, on or under the Property or transported to or from the Property except for such quantities and types of Hazardous Materials reasonably required for the construction, operation or maintenance of the Property and that are stored, used, handled, manufactured, generated, located or transported in compliance in all material respects with Environmental Laws.

(f)                                   No Lien (other than a Permitted Encumbrance) has been recorded under any Environmental Laws against Seller.

(g)                                  Seller has made available to Buyer copies of its most recent Phase I reports conducted with respect to the Property.

This Section 4.8 represents the sole and exclusive representations and warranties of Seller regarding environmental matters, Environmental Laws, Hazardous Materials or Releases.

Section 4.9                                   Permits; Compliance with Laws.

(a)                                 Section 4.9(a) of the Seller Disclosure Letter sets forth a list of all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary to conduct the business and operations at the Property as currently conducted by Seller (the “Seller Permits”), each of which is in full force and effect as of the date of this Agreement.

(b)                                 To Seller’s knowledge, each of Seller’s directors, officers and employees hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary for their conduct of the business and operations conducted at the Property as currently conducted by Seller, each of which is in full force and effect, and there has occurred no material default, revocation or suspension under any such permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of any Governmental Entities.

(c)                                  The business conducted by Seller at the Property is being conducted in compliance in all material respects with all applicable Laws of any Governmental Entity (including any Gaming Laws).  Except as set forth in Section 4.9(c) of the Seller Disclosure Letter, Seller has not received a written notice of or been charged with any material violation of any Laws in connection with the business conducted by Seller at the Property within the past three (3) years.  Except as set forth in Section 4.9(c) of the Seller Disclosure Letter, neither Seller nor any of its Affiliates has received a written notice of any investigation or review by any Governmental Entity with respect to Seller or the Property within the past three (3) years, and, to the knowledge of Seller, no Governmental Entity has indicated any intention to conduct any such investigation or review (other than any routine review in the Ordinary Course of Business) within the past three (3) years.  Notwithstanding anything contained in this Section 4.9, the representations contained in this Section 4.9 do not concern intellectual property matters, environmental matters, labor matters, employee benefits or Taxes, all of which are the subject of representations in Sections 4.5, 4.8, 4.10, 4.11 and 4.15, respectively.

Section 4.10                            Labor Matters.

(a)                                 Seller has made available to Buyer a list setting forth the following information for each Property Employee, including each employee on leave of absence or layoff status: employee number, job title (or positions held), date of hire, the current annual base salary (or hourly rate) and bonus paid, if any, during the past twelve (12) months, and vacation accrued.  Except as set forth on Section 4.10(a) of the Seller Disclosure Letter, as of the date hereof, there are no material pending workers’ compensation claims involving Seller, and there is no material Legal Proceeding related to Seller’s employment practices pending or, to Seller’s knowledge, threatened against Seller.

(b)                                 Except as set forth in Section 4.10(b) of the Seller Disclosure Letter:  (i) the Seller is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement, or other similar type of contract; (ii) Seller has not agreed to recognize any union or other collective bargaining unit; and (iii) no union or collective bargaining unit has been certified as representing the Property Employees and to the knowledge of the Seller, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect the Property Employees.  With respect to the Property, Seller has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty.

(c)                                  Except as set forth on Schedule 4.10(c) of the Seller Disclosure Letter, Seller does not employ any Property Employee who cannot be dismissed immediately without notice and without further liability (other than in connection with Seller Benefit Plans) to Seller, subject to applicable Laws relating to employment, generally, and employment discrimination, in particular.

(d)                                 To the knowledge of Seller, no Property Employee is working for Seller without employment authorization from the Department of Homeland Security or any other Government Authority that must authorize such employment and any employment of foreign nationals has complied in all material respects with applicable immigration Laws.  Seller (i) has made good faith efforts to timely and properly complete I-9 Forms for all employees hired; (ii) has made good faith efforts to timely and properly retain and re-verify I-9 Forms as required by Law; (iii) has made good faith efforts to timely and properly comply with the Department of Homeland Security’s e-Verify electronic employment verification system; and (iv) Seller has used commercially reasonable efforts to verify the identity and employment eligibility for employment of all Property Employees, in compliance with applicable Law.

(e)                                  Except as set forth on Section 4.10(e) of the Seller Disclosure Letter, any letters received by Seller from the Social Security Administration have been resolved without penalty, sanction, fine or any continuing obligation on the part of Seller.  There have been no letters or other correspondence received from the Department of Homeland Security or other agencies regarding the employment authorization of any Property Employees which have not been resolved.

Section 4.11                            Employee Benefits.

(a)                                 For the purposes of this Agreement, “Seller Benefit Plans” means all: (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); and (ii) employment, retention, compensation, equity, bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, health, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, paid time off, supplemental retirement and unemployment benefit plans, agreements, programs, arrangements, commitments and/or practices that, in any case, are maintained, administered or contributed to by Seller or any of its Affiliates and in which Property Employees or dependants or beneficiaries thereof are eligible to participate or have any present or future right to benefits or Seller or its Affiliates has any present or future liability with respect to any current or former Property Employees or dependents or beneficiaries thereof.

(b)                                 True and complete copies of all written Seller Benefit Plans have been made available by Seller to Buyer and a complete list of such Seller Benefit Plans is set forth in Section 4.11(b) of the Seller Disclosure Letter.

(c)                                  All Seller Benefit Plans have been established and maintained in all material respects in accordance with their respective terms and in material compliance with all applicable Laws, including ERISA and the Code.

Section 4.12                            Brokers.  To the extent that any investment banker, financial advisor, broker or finder retained by Seller or its Affiliates is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement, Seller and its Affiliates shall be solely obligated to pay such investment banker, broker or finder any and all such fees and commissions, and neither Buyer nor any of its Affiliates has or shall have any liability or otherwise suffer or incur any Liability as a result of or in connection with any investment banker, financial advisor, brokerage or finder’s fee or other commission of any Person retained by Seller or its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.13                            Insurance Policies of Seller.  All premiums to date under the insurance policies maintained by Seller or its Affiliates in respect of the Property have been paid in full and neither Seller nor any Affiliate is in default with respect to any other obligations under any such insurance policy.  Except as set forth in Section 4.13 of the Seller Disclosure Letter, no written notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by Seller.

Section 4.14                            Title to Purchased Assets.  Except for Permitted Encumbrances, Seller has good and valid title to, or a valid leasehold interest in, all material tangible personal property included in the Purchased Assets, free and clear of all Liens.  Notwithstanding anything contained in this Section 4.14, the representations contained herein do not concern intellectual property matters, which are the subject of the representations contained in Section 4.5.

Section 4.15                            Taxes.

(a)                                 To the extent the Purchased Assets could be subject to, or Buyers could be liable for, Taxes as a result of Seller’s or its Affiliates’ failure to properly file any Tax Returns or pay or withhold any Taxes with respect to the Purchased Assets or Transferred Employees (i) Seller and its Affiliates have timely filed, or there have been timely filed on Seller’s behalf, all Tax Returns required to be filed with the appropriate Tax authorities (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and such Tax Returns are accurate in all material respects, (ii) all Taxes shown on such Tax Returns have been timely paid and (iii) Seller and its Affiliates have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and have duly and timely withheld and paid over to the appropriate Tax authority all material amounts required to be so withheld and paid under all applicable Laws.

(b)                                 Seller has not granted any extension of the statute of limitations for the assessment or collection of Taxes with respect to the Purchased Assets.

(c)                                  Seller is not a “foreign person” within the meaning of section 1445 of the Code.

Section 4.16                            Vessel.  The Vessel is a properly documented vessel with the United States Coast Guard, having the official number 1000320, and subject to either a Certificate of Inspection or a Certificate of Documentation as listed on Section 4.16 of the Seller Disclosure Letter.

Section 4.17                            Contracts.  Section 4.17 of the Seller Disclosure Letter contains a true and correct list of the following executory Contracts to which Seller is a party as of the date hereof:

(a)                                 agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of Seller, other than offer letters made to employees in the Ordinary Course of Business or any other at-will arrangement;

(b)                                 collective bargaining agreements;

(c)                                  agreement for the payment of severance benefits, retention bonuses or sale bonuses to any employee;

(d)                                 outstanding contract for the purchase of equipment, inventory, or other materials having a remaining purchase price under any such contract in excess of $75,000;

(e)                                  outstanding contract for the sale of any equipment, inventory, or other assets having a remaining purchase price under any such contract in excess of $75,000;

(f)                                   leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $75,000 and has an unexpired term in excess of one (1) year;

(g)                                  agreements between the Seller and any of its Affiliates with respect to the purchase of goods or the performance of services, other than Affiliate Contracts that will be terminated pursuant to Section 6.24;

(h)                                 agreements of agency, representation, distribution, or franchise which cannot be canceled by Seller; and

(i)                                     third party service or consulting agreements where the annual service charge is in excess of $75,000 and has an unexpired term in excess of one (1) year.

Section 4.18                            Real Estate.  Seller does not own any real property.  Section 4.18 of the Seller Disclosure Letter contains a correct and complete list of all real property leases pursuant to which Seller leases real property (the “Leased Real Property”).  The Leased Real Property constitutes all real property leased by Seller.

Section 4.19                            Ordinary Course; No Seller Material Adverse Effect.  Since the date of the Latest Financial Information, Seller has operated in the Ordinary Course of Business and there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.20                            Questionable Payments.  To Seller’s knowledge, neither Seller nor any director, officer, manager, agent or employee of Seller has, directly or indirectly, used any of its funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activities; made any unlawful payment to foreign or domestic governmental officials or employees, or to foreign or domestic political parties or campaigns from Seller’s funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; established or maintained any unlawful fund of Seller monies or other assets; made any unlawful entry in the books and records of the Company; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 4.21                            Insurance.  Section 4.21 of the Seller Disclosure Letter sets forth a true and complete list of all policies insuring property, business income, workmen’s compensation and general liability maintained by Seller with respect to the Property and the business conducted at the Property as of the date of this Agreement.  Such policies are in full force and effect, and the insured party is not in default under any of them.  No notice of cancellation or termination or non-renewal or material change in terms of conditions has been received with respect to any such policy.

Section 4.22                            Disclaimer of Other Representations or Warranties.  Seller and its Affiliates do not make and have not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by any of the Seller or its Affiliates to make any representations or warranties relating to Seller or any of its Affiliates or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by any of Seller or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof, except as set forth herein and in the Disclosure Letter delivered by Buyer to Seller on the date of this Agreement (the “Buyer Disclosure Letter”), as follows:

Section 5.1                                   Organization and Approvals.

(a)                                 Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite company power and authority to carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Buyer Material Adverse Effect.  Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.2                                   Authority; No Conflict; Required Filings and Consents.

(a)                                 Buyer has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Buyer and the consummation by Buyer of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Buyer (including by its board of managers).  This Agreement has been, and the other agreements contemplated hereby have been or will be at Closing, as applicable, duly executed and delivered by Buyer, and assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby will constitute at Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to the Enforceability Limitations.

(b)                                 The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby does not, and the consummation by Buyer of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Buyer, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Buyer or loss of any material benefit to Buyer) under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, license or other Contract or obligation to which Buyer is a party or by which Buyer or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c), contravene, conflict with or result in a violation of any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate any regulatory or governmental permit, concession, franchise or license, in each case, applicable to Buyer or any of its properties or assets, other than, in the case of clause (ii) for such breaches, violations or defaults, that would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)                                  Except as disclosed in Section 5.2(c) of the Buyer Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions that are contemplated hereby.

Section 5.3                                   Brokers.  To the extent that any investment banker, financial advisor, broker or finder retained by Buyer or its Affiliates is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement, Buyer and its Affiliates shall be solely obligated to pay such investment banker, broker or finder any and all such fees and commissions, and neither Seller nor any of its Affiliates has or shall have any liability or otherwise suffer or incur any Liability as a result of or in connection with any investment banker, financial advisor, brokerage or finder’s fee or other commission of any Person retained by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.4                                   Licensability of Principals; Required Licensees.

(a)                                 None of Buyer nor any of its Affiliates or Representatives, has ever had a gaming license revoked, suspended or not renewed (upon application).  Buyer knows of no reason why the Gaming Authorities would not grant all required Gaming Approvals, or would not make a finding of suitability with respect to Buyer, the members of its board of managers or any other person associated with Buyer determined by a Gaming Authority to require a Gaming Approval or a finding of suitability.

(b)                                 Neither Buyer nor any of its principals, Representatives or Affiliates nor any Persons performing management functions similar to officers or managers (such Persons, the “Licensing Affiliates”) has ever been denied, or had limited, terminated, suspended or revoked, a gaming license by a Governmental Entity or Gaming Authority.  Any Licensing Affiliate associated with Buyer that is licensed (each a “Licensed Party”) is in good standing in each of the jurisdictions in which the Licensed Party is licensed.  Section 5.4(b) of the Buyer Disclosure Letter sets forth each Licensed Party.

(c)                                  To the knowledge of Buyer, there are no facts, which if known to the Gaming Authorities, would (i) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer, any of its Licensing Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, (ii) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the transactions contemplated by this Agreement or (iii) reasonably be expected to negatively impact, or cause a delay under, any suitability proceeding required by a Gaming Authority to consummate the transactions contemplated hereby.  Section 5.4(c) of the Buyer Disclosure Letter sets forth each Licensing Affiliate that Buyer believes must obtain a Gaming Approval in order to consummate the transactions contemplated by this Agreement (together, the “Required Licensees”).

Section 5.5                                   Compliance with Gaming Laws.  Each Licensed Party with which Buyer associates and each such Licensed Party’s respective directors, officers, managers, key employees and Persons performing management functions similar to officers or managers hold all Gaming Approvals necessary to conduct the business and operations of Buyer and its Affiliates, each of which is in full force and effect (the “Buyer Permits”) and, to the knowledge of Buyer, no event has occurred that permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect.  Each Licensed Party, and each Licensed Party’s respective directors, officers, managers, key employees and Persons performing management functions similar to officers or managers are in compliance, in all material respects, with the terms of the Buyer Permits.  Neither Buyer nor, to the knowledge of Buyer, any Licensing Affiliate has received notice of any material investigation or review by any Gaming Authority with respect to Buyer, any of its Licensing Affiliates, or any of their respective officers, directors, managers, key employees or Persons performing management functions similar to an officer or manager, that is pending, and, to the knowledge Buyer, (i) no material investigation or review is threatened, (ii) no Gaming Authority has indicated any intention to conduct the same and (iii) there are no facts that, if known to a Gaming Authority, will or would reasonably be expected to give rise to any inquiry or investigation, or to result in the revocation, limitation or suspension of a Buyer Permit.  No Licensed Party or director, officer, manager, key employee or partner of a Licensed Party has (x) received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Laws that did or would be reasonably likely to result in fines or penalties of $50,000 or more, or (y) suffered a suspension or revocation of any Buyer Permit.

Section 5.6                                   Litigation; Orders.  There are no actions, claims, suits or proceedings pending or, to the knowledge of Buyer., threatened against Buyer or any of its Affiliates or to which Buyer or any of its Affiliates is otherwise a party before any Governmental Entity, which, if determined adversely, would reasonably be expected to prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.  Neither Buyer nor any of its Affiliates is subject to any Order except to the extent the same could not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.7                                   Financing.  As of the date hereof, the members of Buyer have irrevocably contributed to Buyer equity in the amount of $20,000,000 and such amount shall remain invested in Buyer at all times prior to the Closing; provided, however, that Buyer may disburse $2,300,000 of such $20,000,000 equity contribution to pay the Deposit and broker, legal and accounting fees of Buyer.  Buyer will have available on the Closing Date, immediately available funds sufficient to enable Buyer to fully fund all of Buyer’s obligations under this Agreement, including payment of the Purchase Price and payment of all fees and expenses of Buyer related to the transactions contemplated by this Agreement, which funds will be paid from cash on hand and/or the proceeds of irrevocable firm commitments for equity or debt financing that are in full force and effect as of the date hereof (the “Financing”).   Buyer has previously delivered to Seller correct and complete written evidence of the Financing.  Buyer, on behalf of itself and its Affiliates, expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition precedent or any other contingency with respect to any financing or funding by any third party or the occurrence of any other transaction or event, other than the conditions set forth in Sections 7.1 and 7.2.

Section 5.8                                   Operator Agreement.  The Buyer Operator Agreement is in full force and effect according to its terms.  There is no material breach or violation by Buyer of, or material default by Buyer under, the Buyer Operator Agreement (and no event has occurred with respect to Buyer which, with notice or lapse of time or both, would constitute a material breach or violation by Buyer of, or material default by Buyer under, the Buyer Operator Agreement), and, to the knowledge of Buyer, there is no material breach or violation by any other Person of, or material default by any other Person under, the Buyer Operator Agreement (and no event has occurred, is pending or is threatened which, with notice or lapse of time or both, would constitute a material breach or violation by such Person of, or material default in any material respect by such other Person under, the Buyer Operator Agreement).  None of Buyer or its Affiliates have received or delivered any notice of any intention by any party to terminate, repudiate or disclaim the Buyer Operator Agreement.

Section 5.9                                   Due Diligence Investigation.  Buyer has conducted, or has been provided by Seller the opportunity to conduct, a due diligence investigation of the business conducted at the Property and the Purchased Assets.  Buyers acknowledges that Seller has not made, nor will be deemed to have made, and Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the business conducted at the Property, the Purchased Assets or the transactions contemplated by this Agreement other than those expressly set forth herein.

Section 5.10                            Disclaimer of Other Representations or Warranties.  Buyer and its Affiliates do not make and have not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by any of Buyer or its Affiliates to make any representations or warranties relating to the Buyer or any of its Affiliates or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer or its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1                                   Conduct of Business of Seller.

(a)                                 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing, subject to the limitations set forth below, Seller shall, and shall cause its Affiliates with respect to the Property to (except as otherwise contemplated by this Agreement, required by applicable Law, or to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned), carry on the business at the Property in the Ordinary Course of Business, use commercially reasonable efforts consistent with past practices and policies of Seller and its Affiliates to preserve intact Seller’s current business organization with respect to the Property, keep available the services of Seller’s current key employees with respect to the Property and preserve its relationships with customers, suppliers and distributors (it being understood that the announcement of this Agreement may lead some of the employees of Seller to explore other industry opportunities) and maintain all Seller Permits and perform all of its obligations under all Assumed Contracts as they arise in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as contemplated by this Agreement, required by Law or disclosed on Section 6.1 of the Seller Disclosure Letter, during the period described in the first sentence of this paragraph, Seller shall not, without Buyer’s consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                                     Make any material change in management personnel of the Property;

(ii)                                  Except as required by Law or GAAP or as recommended by independent auditors or consistent with changes by Seller Parent with respect to its other businesses, make any change in any method of accounting or tax practice;

(iii)                               Except in the Ordinary Course of Business, change the hold percentages of any slot machines;

(iv)                              Except in the Ordinary Course of Business, add or remove any gaming tables;

(v)                                 Amend Seller’s articles of incorporation or bylaws;

(vi)                              Except as required by Law, amend any Seller Benefit Plan;

(vii)                           Fail to use commercially reasonable efforts to maintain, replace or renew existing insurance policies; or

(viii)                        grant any raises to any Property Employees (other than any Retained Employee) except in connection with annual performance reviews in the Ordinary Course of Business consistent with Seller’s past practices.

(b)                                 It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within five (5) Business Days after its receipt of a written request by Seller to take such action, Buyer shall be deemed to have consented to the taking of such action by Seller or its Affiliates notwithstanding any other provision of Section 6.1(a).

(c)                                  Notwithstanding anything herein to the contrary (including the restrictions set forth in Section 6.1(a)), nothing herein shall preclude Seller or any of its Affiliates from taking any action (i) that relates to the preparation of the Purchased Assets or the Property for sale and transfer to Buyer at Closing, (ii) that relates to the relocation or other preparation of shared employees of Seller and its Affiliates, (iii) that is required by Law or any Governmental Entity in order to conduct its business in compliance with Law, (iv) that exclusively relates to any Excluded Asset or Excluded Liability or (v) in order to consummate the transactions contemplated hereby.

(d)                                 Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, nothing shall prohibit Seller or its Affiliates from time to time at or prior to the Closing from (i) sweeping or otherwise removing cash, negotiable instruments, marketable securities and other cash equivalents or certificates of deposits, time deposits, uncleared checks, securities or similar items from the accounts of Seller or its Affiliates or from the Property, including the Seller or its Affiliates making any transfers, distributions or dividends in furtherance thereof, and retaining such assets for Seller’s own account or the account of any of its Affiliates, (ii) paying, terminating or otherwise settling, or causing Seller or its Affiliates to pay, terminate or otherwise settle, any intercompany balances or transactions involving Seller, any of its Affiliates and/or the Property or (iii) assigning, amending or terminating any intercompany arrangements or Contracts involving Seller, any of its Affiliates and/or the Property.

Section 6.2                                   Notice; Cure.

(a)                                 From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller, Buyer and their respective Affiliates shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, after it becomes known to such party, that causes or will cause any covenant or agreement of Seller or of Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or of Buyer contained in this Agreement, or that would reasonably be expected to result in a Buyer Material Adverse Effect or a Seller Material Adverse Effect or the failure of such party to timely satisfy any of the closing conditions specified in Article VII.  Nothing contained in Section 6.1 shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.  Without limitation of the foregoing, from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Buyer and its Affiliates shall (i) promptly notify Seller in writing in the event that the Buyer Operator Agreement is terminated for any reason or are amended or modified in any respect, which notice shall include a copy of any written termination, amendment or modification, or (ii) promptly notify Seller in writing in the event that all or any portion of the Financing becomes unavailable for any reason.

(b)                                 Each party shall have the obligation from time to time prior to the Closing to supplement or amend its respective Disclosure Letter with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter.  Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Article IX but will not be deemed to have cured any such breach made in this Agreement nor to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article VII hereof have been satisfied.

Section 6.3                                   Exclusivity.  Subject to obligations imposed by applicable Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, Seller shall not and shall cause its Affiliates not to (either directly or through any of their Representatives) (i) solicit any offer from any Person (other than Buyer or its Affiliates) relating to the sale of the business conducted at the Property (an “Acquisition Proposal”) or (ii) provide to any Person (other than Buyer or its Affiliates) any confidential information concerning the Property in furtherance of an Acquisition Proposal; provided, however, notwithstanding the foregoing or anything to the contrary, nothing in this Agreement is intended to prohibit or restrict any action whatsoever by Seller Parent or its Affiliates or their respective Representatives with respect to or in furtherance of any Excluded Matter and any such actions shall not in and of themselves whatsoever constitute a breach of this Agreement.  As used herein, “Excluded Matter” means (A) any issuance or sale of debt or equity securities of Seller Parent or its Affiliates (other than such issuance or sale by Seller to an unaffiliated third party), (B) a merger, consolidation, share exchange, business combination or similar transaction involving Seller Parent or its Affiliates (other than directly involving Seller) (provided, however, that any such

Excluded Matter shall not relieve Seller Parent or its Affiliates of their obligations under this Agreement) or (C) any sale or other disposition of any asset or property of Seller Parent or its Affiliates other than the sale of a direct interest in the Property or an interest in the capital stock of Seller to an unaffiliated third party.

Section 6.4                                   Employee Matters.

(a)                                 Between the date hereof and the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all Property Employees (other than the Property Employees set forth on Section 6.4 of the Seller Disclosure Letter or as otherwise designated by Seller prior to Closing (the “Retained Employees”)) on terms and conditions of employment, including cash compensation, bonuses, and employee benefits that are substantially comparable in the aggregate to those that applied to such Property Employees immediately prior to the Closing.  Such offers shall be in a form mutually agreed upon with Seller and shall provide that the Property Employee acknowledges that no severance benefits shall be payable by Seller under any severance plan of Seller or its Affiliates and that such Property Employee shall not make any claims for such benefits.  The Property Employees who accept Buyer’s offers of employment shall commence employment with Buyer effective as of the Closing Date and are herein collectively referred to as the “Transferred Employees.”

(b)                                 Seller and its Affiliates shall be solely liable for any severance, separation, change of control, retention, bonus, deferred compensation or similar benefits that are payable to any Property Employee who is not a Transferred Employee, provided that Buyer complies with its obligations under Section 6.4(a).  To the extent that Buyer does not comply with its obligations under Section 6.4(a), Buyer shall be liable for any severance, separation, change of control, retention, bonus, deferred compensation or similar benefits that are payable to any Property Employee, including any Transferred Employees or Property Employees that otherwise become employees of Buyer after Closing.

(c)                                  With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer or its Affiliates (including any severance plan), for all eligibility and vesting purposes (other than benefit accrual under a defined benefit plan), a Transferred Employee’s service with Seller and its Affiliates prior to Closing shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)                                 Buyer or its Affiliates shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Buyer or its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing (the “Buyer Welfare Plans”), except to the extent such pre-existing condition limitation would have been applicable under the corresponding Seller Benefit Plan immediately prior to the Closing.  Buyer or its Affiliates shall recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Buyer Welfare Plans.

(e)                                  In the event that Buyer or its Affiliates terminates a sufficient number of employees to effect a “plant closing” or “mass layoff” within the first ninety (90) days following the Closing Date, Buyer and its Affiliates shall seek to comply with the WARN Act and its regulations and will indemnify Seller and hold Seller harmless for and against any WARN-related liabilities that may arise as a result of the actions of Buyer or its Affiliates from or after the Closing Date.  Buyer and its Affiliates agree that from and after the Closing Date, Buyer and its Affiliates shall be responsible for any notification required under the WARN Act with respect to the Transferred Employees.

(f)                                   Buyer shall provide severance payments and benefits to any Transferred Employee whose employment is terminated by Buyer without cause within ninety (90) days following the Closing Date that are no less favorable than the severance payments and benefits that would have been paid to such Transferred Employee under Seller’s written severance plan applicable to such Transferred Employee as in effect on the Closing Date for a termination under comparable circumstances.

(g)                                  All Transferred Employees shall cease to participate in and accrue benefits under all Seller Benefit Plans for periods from and after the Closing.

(h)                                 As soon as administratively practicable following the Closing Date and consistent with the normal distribution procedures of the Seller Parent of Capri Casinos, Inc. Retirement Trust and Savings Plan (the “Seller 401(k) Plan”), the Transferred Employees shall be eligible to receive, at their election, a distribution of their entire account balance from the Seller 401(k) Plan.  Outstanding participant loans of Transferred Employees under the Seller 401(k) Plan may be rolled over with the entire account balance of such Transferred Employee thereunder in a direct rollover from the Seller 401(k) Plan following the Closing Date to a 401(k) plan maintained by Buyer or its Affiliates, subject to the terms of the 401(k) plan of Buyer or its Affiliates.

(i)                                     Nothing in this Section 6.4 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee or Transferred Employee, any participant in any Seller Benefit Plan or any dependent or beneficiary thereof, or any right to continued employment with Seller, the Property, Buyer or any of its Affiliates.  Nothing in this Section 6.4 shall constitute an amendment to any Seller Benefit Plan or any other plan or arrangement covering employees or Transferred Employees.  Seller, Buyer and their respective Affiliates shall each cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.4.

Section 6.5                                   Access to Information and the Property.

(a)                                 Until the earlier of the Closing or termination of this Agreement, upon reasonable notice and subject to applicable Law (including antitrust Laws and Gaming Laws), Seller shall, subject to Seller’s rules and procedures in effect from time to time for such access, afford Buyer’s Representatives reasonable access to the books and records, Contracts and other material information related to the operation of the business at the Property and the Purchased Assets and Assumed Liabilities (expressly excluding, however, the Excluded Assets and the

Excluded Liabilities) as Buyer may reasonably request, including access reasonably necessary to hire and enroll Transferred Employees; provided, however, that (i) Buyer shall not initiate contact with employees or other Representatives of Seller, other than Seller Parent’s Senior Director, Financial Analysis, and individuals designated in writing by Seller, without the prior written consent of Seller; (ii) Buyer’s Representatives shall be entitled to perform non-intrusive Phase I assessments at the Property, but shall not be entitled to perform any physical inspection or intrusive testing of any nature with respect to any portion of the Property; (iii) Buyer shall not unreasonably interfere with the operation and support of the business located at the Property; (iv) Seller shall not be required to provide access to any materials if the same could reasonably be expected to jeopardize an attorney-client, attorney work product or similar legal privileges in favor of Seller or its Affiliates; (v) Seller shall not be required to provide access to any consolidated, unitary or combined Tax Returns that include Seller; and (vi) in no event shall the results of Buyer’s review of any information or Buyers’ satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Property on an “As Is, Where Is” basis as set forth in Section 10.1; provided, further, that Seller shall not be required to make the Davenport Players List (or any portion thereof) available to Buyer or its Representatives; provided, further, that Seller shall not be required to make available any information related to Seller Parent’s other operations, businesses and properties other than the Property.

(b)                                 Buyer will hold and cause its Representatives to hold all such information furnished to them by or on behalf of Seller or its Affiliates in confidence (in addition to any other information that is disclosed from Buyer’s or Buyer’s Representative’s Inspection of the Property) in accordance with the confidentiality agreement dated March, 2013 between Seller Parent of Capri Casinos, Inc. and Riverside Casino & Golf Resort, an affiliate of Buyer (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive the Closing and continue in full force and effect thereafter. Notwithstanding anything to the contrary, Buyer and Seller agree that in the event any proprietary information or knowledge relating to any Excluded Asset, Excluded Liability or hotel, casino or other property of Seller Parent or its Affiliates (other than the Property) is obtained, revealed or otherwise made known to Buyer, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreement.

(c)                                  Following the Closing, at Seller’s reasonable request, Buyer will, and will cause its Representatives to, reasonably cooperate with Seller in connection with, and provide copies of or reasonable access to any books and records or systems necessary for, (i) Seller’s determination, calculation and payment of any annual bonus amount (or portion thereof) to any Transferred Employee that was eligible for and entitled to such a bonus under an annual bonus plan of Seller or its Affiliates immediately prior to the Closing Date and (ii) any filing by Seller with a Governmental Entity (other than Tax Returns and the other Tax matters which are the subject of Section 6.10), including filings under the Exchange Act and other applicable securities laws in respect of the period prior to the Closing Date, as promptly as practicable and in any event no later than ten (10) Business Days in advance of any applicable deadlines and/or required filing dates.  Buyer agrees that it shall preserve and keep all books and records (other than tax records that are governed by Section 6.10) delivered to Buyer relating to the business or operations of Seller on or before the Closing Date in Buyer’s possession for a period of at least six (6) years from the Closing Date.  After such six (6) year period, before Buyer may dispose of any such books and records, at least ninety (90) calendar days’ prior notice to such effect shall be given by Buyer to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records that Buyer elects to dispose of.  Notwithstanding the foregoing, Buyer agrees that they shall preserve and keep all books and records (other than tax records that are governed by Section 6.10) of Seller relating to any audit or investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if it is reasonably likely that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 6-year period set forth in this Section 6.5(c).

Section 6.6                                   Governmental Approvals.

(a)                                 Buyer, Seller and their respective Affiliates shall reasonably cooperate with each other and use their commercially reasonable efforts to (i) obtain from Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders, including Buyers’ Gaming Approvals, required to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, (ii) obtain any consents from Governmental Entities set forth on Section 6.6 of the Seller Disclosure Letter and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under any applicable federal or state securities Laws and any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals; provided, however, that in each case, such efforts shall not require Seller or any of its Affiliates (x) to remain secondarily or contingently liable to obtain any such permit or consent, (y) to incur any expenses or Liabilities, pay any monies or provide any other financial accommodation in connection therewith or (z) to threaten or commence any litigation or other proceeding.  With respect to all filings, the parties hereto and their respective Representatives and Affiliates shall act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications and documents as may be required or requested by a Governmental Entity, and shall reasonably cooperate with each other in connection with the making of all filings referenced in the preceding sentences, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws).  Buyer, Seller and their respective Affiliates shall use their respective commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible.  Buyer, Seller and their respective Affiliates shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement.  Buyer, Seller and their respective Affiliates will notify the other party hereto promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws).  Notwithstanding anything in this Section 6.6(a) to the contrary, no party shall be required hereunder to furnish to the other party hereto any non-public financial information, proprietary information, personal information or other confidential information regarding the officers, directors, employees, partners, shareholders of it or any of its Affiliates if such information is submitted on a confidential basis to any Government Entity or members of their respective staffs, whether contained in the applicable disclosure forms, business entity forms or otherwise.

(b)                                 Subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), Buyer, Seller and their respective Affiliates shall promptly advise each other upon receiving (i) any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement that causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed or (ii) any communication from any Governmental Entity or any other Person (x) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (y) seeking to restrain or prohibit the consummation of the Closing.

(c)                                  Without limiting Section 6.6(a), Buyer and its Representatives and Affiliates shall file, or cause to be filed, with the Iowa Commission and/or DCI as soon as reasonably practicable, and in any event within thirty (30) days after the date of this Agreement or any date set by the Iowa Commission or DCI or any other applicable Governmental Entity, whichever is earlier, all required initial applications and documents required to be filed in connection with obtaining the Governmental Approvals, including, (i) with respect to each of the Initial Qualifiers, a correct and complete application for licensure or suitability that complies with applicable Gaming Laws and (ii) for each Buyer financing source and its Affiliates and any related individual qualifiers that require approvals under applicable Gaming Laws.  If Buyer or its Affiliates determine or are otherwise made aware that any other Person must obtain Gaming Approval in order to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable (and in any event within five (5) Business Days of being made so aware) Buyer shall provide notice thereof to Seller (after which time such Person shall be considered a Required Licensee) and as promptly as reasonably practicable (and in any event within thirty (30) days) or by any date set by the Iowa Commission or DCI, whichever is earlier, Buyer shall cause such Person to file with the Iowa Commission a correct and complete application for licensure or suitability that complies with applicable Gaming Laws.  Buyer and its Affiliates shall use their commercially reasonable efforts to promptly comply (and cause each such Person making an application to comply) with any request of the Iowa Commission related to any such applications and to obtain approval of the Iowa Commission for all such applications as promptly as reasonably practicable and to avoid or eliminate each and every impediment under any Law that may be asserted by the Iowa Commission with respect to the Closing so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date).  Buyer and its Affiliates shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of all such applications.  The Parties acknowledge that

Seller intends to file or cause to be filed this Agreement for approval by, and that this Agreement is subject to the approval of, the Iowa Commission.

Section 6.7                                   Publicity.  Seller and Buyer shall agree on the form and content of any press release regarding the transactions contemplated hereby before issuing it and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby.  Seller, Buyer and their respective Affiliates shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or any indenture under which outstanding indebtedness has been issued, it being understood and agreed that Seller Parent intends to file a Form 8-K with the U.S. Securities and Exchange Commission in connection with the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary herein, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to the other party.  Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Representatives shall provide Seller with prompt advance written notice prior to issuing any press release or public statement or making any other disclosure of any information relating to this Agreement or the transactions contemplated hereby that is required, on the advice of outside legal counsel, pursuant to the any applicable Law.  For the avoidance of doubt, this Section 6.7 shall survive the termination of this Agreement.

Section 6.8                                   Further Assurances and Actions.

(a)                                 Subject to the terms and conditions herein (including Section 1.6 and Section 6.6), Seller, Buyer and their respective Affiliates agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to (i) obtain all Third Party Consents as are necessary for consummation of the transactions contemplated by this Agreement, (ii) fulfill all conditions precedent applicable to each party pursuant to this Agreement, (iii) obtain all necessary consents in connection with the Closing and permit the Purchased Assets to be assigned to, and assumed by, Buyer or its Affiliates in connection with the Closing and (iv) cause Seller and its Affiliates to be released from all Liabilities under the Assumed Leases, including by obtaining a release of all guaranties, deposits or letters of credit of Seller Parent or its Affiliates, and obtaining the termination of the City Leases, effective as of the Closing and in form reasonably acceptable to Seller; provided, that in each case, such efforts shall not require either Buyer or Seller or any of their Affiliates (x) to remain or become secondarily or contingently liable for any Liability to obtain any such consent or otherwise, (y) to incur any expenses or Liabilities, pay any monies or provide any other financial accommodation in connection therewith or (z) to threaten or commence any litigation or other proceeding; provided however, that Buyer shall, if required by the applicable lessor, post a letter of credit, cash deposit, guaranty or otherwise provide appropriate assurances in replacement of any existing letters of credit, cash deposits, guaranties or other assurances acceptable to the applicable lessor from its Affiliates in amounts and on terms as may be required by the applicable lessor but in no event greater than the existing amount of any such letter of credit, cash deposit, guaranty or assurance to effectuate the foregoing with respect to the Assumed Leases.

(b)                                 In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with title to the Purchased Assets (or to record or evidence the same) or to cause Buyer to further confirm its assumption of all Assumed Liabilities, in each case, as contemplated by this Agreement, the proper officers and/or directors or managers of Buyer and Seller and their respective Affiliates shall take all action reasonably necessary (including executing and delivering further notices, assumptions, assignments and releases) to effect the same; provided that if such action is necessary due to events or circumstances particular to one of Buyer or Seller, such party shall bear the full cost of such action.

Section 6.9                                   Tax Matters.

(a)                                 Tax Returns.

(i)                                     Seller shall file or cause to be filed when due (A) all income Tax Returns with respect to the Purchased Assets that are part of any consolidated, unitary or combined Tax Return that includes Seller and (B) all other Tax Returns (“Non-Consolidated Tax Returns”) that are required to be filed by or with respect to the Purchased Assets for any taxable periods ending on or before the Closing Date.  Subject to Seller’s review and written consent, which consent shall not be unreasonably withheld, Buyer shall file or cause to be filed when due all Non-Consolidated Tax Returns that are required to be filed by or with respect to the Purchased Assets for any taxable year or period beginning before and ending after 12:01 a.m. on the Closing Date (“Straddle Period”), and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)                                  None of Buyer or any of its Affiliates shall amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Purchased Assets with respect to any Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(b)                                 Proration.  For purposes of this Agreement, in the case of any Straddle Period, Property Taxes related to the Purchased Assets shall be prorated as set forth in Section 2.4(b)(i), and Taxes (other than Property Taxes) related to the Purchased Assets shall be allocated to the Pre-Closing Tax Period as if such taxable period ended as of the close of business on the day prior to the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the day prior to the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each period.

(c)                                  Contest Provisions.  Notwithstanding Section 9.5:

(i)                                     Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, claims or assessments with respect to the Purchased Assets (a “Tax Claim”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Article IX.

(ii)                                  (A) Seller shall have the sole right to control any Tax Claim or administrative or court proceeding relating to income Taxes with respect to the Purchased Assets for a Pre-Closing Tax Period and to employ counsel of its own choice for such purpose and (B) Seller shall have the sole right to control any Tax Claim or administrative or court proceeding relating to non-income Taxes with respect to the Purchased Assets (the “Non-Income Taxes”) for a Pre-Closing Tax Period (other than a Straddle Period) and to employ counsel of its own choice for such purpose.  Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Non-Income Taxes for any Pre-Closing Tax Period (other than a Straddle Period) except that the prior consent of Buyer (which shall not be unreasonably withheld) is required of a settlement that negatively and materially affects Buyer with respect to a tax period ending after the Closing Date.  In the case of any Straddle Period, Seller shall be entitled to participate at its expense in or with respect to any Non-Income Tax Claim or administrative or court proceeding relating (in whole or in part) to Non-Income Taxes attributable to the portion of such Straddle Period ending after the Closing Date and, with Buyer’s consent and at Seller’s sole expense, may assume the entire control of such audit or proceeding.  From and after the Closing, none of Buyer or any of its Affiliates shall settle or compromise, or agree to settle or compromise, any Tax Claim relating to Non-Income Taxes relating to a Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(d)                                 Tax Refunds.

(i)                                     Any Tax refund or credit (other than the Acquired Gaming Tax Credits) that is received by Buyer or its Affiliates, and any amount credited against Tax to which Buyer or its Affiliates becomes entitled, that relate to the Purchased Assets and to any Pre-Closing Tax Period, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(ii)                                  Any amount of Taxes that was reflected on the Working Capital Statement and/or was included in the Seller Property Tax Amount that was not in fact paid over to the appropriate taxing authority shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within fifteen (15) days after the final determination of Taxes to which such amount relates.

(e)                                  Taxes; Bulk Sales.

(i)                                     All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer, mansion or gains Taxes) and related fees

(including any penalties, interest and additions to Tax) incurred with respect to the transfer of the Purchased Assets pursuant to this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by Buyer and Seller.  Buyer shall prepare, file and pay in a timely manner any Tax Returns required in respect of Transfer Taxes.  To the extent Buyer paid any Transfer Taxes in excess of its responsibility for such Transfer Taxes as provided in the first sentence of this Section 6.9(e)(i), Seller shall promptly reimburse Buyer for the Transfer Taxes that are Seller’s responsibility.

(ii)                                  With respect to the sale of the Purchased Assets contemplated by this Agreement, Buyer and Seller hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction.

Section 6.10                            Tax Records.  For a period of seven (7) years after Closing, upon reasonable written notice, each of Buyer or Seller shall furnish or cause to be furnished to the other party, as the case may be and as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably requested for the filing of all Tax Returns, making of an election related to Taxes, preparing for any audit by any Governmental Entity, and prosecuting or defending any claim, suit or proceeding related to any Tax Return; provided, however, that Seller shall be under no obligation to provide consolidated, unitary or combined Tax Returns for which Seller is a member.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding relating to Taxes involving the business located at the Property.  Buyer shall retain the books and records of Seller delivered to Buyer in accordance with this provision for a period of seven (7) years after Closing.

Section 6.11                            Reservations.  After the Closing, Buyer and its Affiliates will honor (in accordance with their terms) all pre-Closing customer reservations confirmed by Seller with respect to the Property, discounts or other benefits, including benefits extended under any frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits to be delivered to the guest(s) holding such reservations, discounts or other benefits, each as made in the Ordinary Course of Business.  Buyer will honor all service agreements, if any, that have been granted to groups, persons or other customers for periods after the Closing Date in the Ordinary Course of Business, at the rates and terms provided in such agreements.  Buyer agrees that Seller cannot, and does not, make any representation or warranty that any party holding a reservation or agreement for facilities or services will utilize such reservation or honor such agreement.  Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

Section 6.12                            Accounts Receivable.  Buyer agrees that after the Closing Date, Seller shall have the right and authority to collect for its own account or the account of its Affiliates all Accounts Receivable that are retained by Seller, including any Accounts Receivable that arose prior to the Closing Date, but that are not reflected on Seller’s Books and Records or the Balance Sheet.  Buyer agrees that it will promptly transfer and deliver to Seller any cash or other property that Buyer may receive in respect of such Accounts Receivable; provided, however, that Buyer may retain any amounts received from a party that also owes Accounts Receivable to Buyer or its Affiliates in satisfaction of such Accounts Receivable payable to Buyer or its Affiliates but only to the extent payment is made without any encouragement or prompting by Buyer and the paying party designates such payment to Accounts Receivable payable to Buyer.

Section 6.13                            Redemption and Destruction of Chips and Tokens.  Pursuant to applicable Gaming Laws, Seller shall, prior to the Closing, submit for approval of the administrator of the Iowa Commission a plan for the redemption and destruction of all gaming chips and tokens used at the Property that shall include a period of at least one hundred twenty (120) days during which Buyer will redeem for cash Seller’s gaming chips and tokens.  After such plan is approved by the Iowa Commission, Buyer shall redeem, for cash all of Seller’s gaming chips and tokens issued prior to the Closing at the Property for a period of not less than one hundred twenty (120) days (or longer period as required by the Iowa Commission).  Following the Closing, except in connection with the redemption and destruction of Seller’s gaming chips and tokens described in such plan, Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any of Seller’s gaming chips or tokens.  After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the business located at the Property, including any obligation to destroy such gaming chips and tokens.

Section 6.14                            Insurance Matters.

(a)                                 Buyer will be solely responsible for acquiring and placing casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies for all periods after the Closing subject to Section 10.2.  Buyer acknowledges that all insurance policies or proceeds thereof, or receivables or indemnities coverage thereunder, of Seller or any of its Affiliates covering or relating to the Property (the “Seller Insurance Policies”) are Excluded Assets and, following the Closing, no claims may be brought by Buyer against any Seller Insurance Policy regardless of whether the events underlying such claim arose prior to, on or after the Closing.

(b)                                 Buyer shall, and shall cause its Affiliates to, upon request by and at the expense of Seller or its Affiliates, reasonably cooperate in connection with Legal Proceedings that constitute Pre-Closing Claims and shall assist and cooperate in asserting or submitting claims relating to Pre-Closing Claims or any other Liabilities to the extent of the insurance coverage available to Seller under the Seller Insurance Policies for periods prior to the Closing.  Buyer’s obligation to cooperate with Seller pursuant to this Section 6.14(b) shall include allowing Seller or its Affiliates, or Seller’s insurers or insurance adjustors, or their respective Representatives, reasonable access to the Property, the Books and Records and the Transferred Employees on or after the Closing for the purposes described herein.

(c)                                  Buyer shall promptly notify Seller in writing of any Pre-Closing Claim or any other Liability that Buyer believes may be covered by the Seller Insurance Policies of which it has knowledge or acquires knowledge on or after the Closing Date.

Section 6.15                            Certain Transactions.  Prior to the Closing, Buyer shall not (and shall use commercially reasonable efforts to cause its respective Affiliates not to) take, or agree to commit to take, any action that would reasonably be expected to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement.

Section 6.16                            Use of Customer Lists.  Neither Buyer nor any of its Affiliates or Representatives shall use any customer lists acquired, or to which it may otherwise be given access hereunder, in any manner contrary to Gaming Laws or other illegal manner, or to offer, solicit or promote any illegal, obscene or pornographic material or activity, or to allow such lists to be used for “spamming” or similar activities.

Section 6.17                            No Control.  Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the business operated at the Property or the Purchased Assets.  Until the Closing, the operations and affairs of the Property and the Purchased Assets are the sole responsibility of and under Seller’s or its Affiliates complete control, except as provided for in this Agreement.

Section 6.18                            Isle Trademarks.  Except for the Rhythm City Intellectual Property, Buyer and its Affiliates acknowledge that they are not purchasing or acquiring, directly or indirectly, any right, title or interest in and to the name “Isle of Capri Casino,” “Isle of Capri,” “Isle,”  “Lady Luck,” “Community Aces,” “See. Say. Smile.,” “ChaChing” or any variation thereof, any other trademarks or trade names or variations thereof owned by Seller or its Affiliates or any logo that contains the name “Rhythm City Casino,” “Lady Luck” or any other trademarks or trade names owned by Seller or Seller Parent (whether or not such trademarks or trade names can be removed from such logo) (collectively, the “Isle Trademarks”) or any other Excluded Intellectual Property.

Section 6.19                            Davenport Players List.  At the Closing on the Closing Date, Seller shall deliver to Buyer a list in electronic format indicated on Schedule 6.19 (the “Davenport Players List”) that will set forth, as of approximately the Closing Date, information from the Customer Database with respect to (i) those customers who are listed as having gambled or wagered at the Casino in the twelve (12) months preceding the Closing Date and (ii) those customers who are listed as having gambled or wagered exclusively at the Casino in the thirty-six (36) months preceding the Closing Date.

Section 6.20                            Non-Solicitation of Employees.

(a)                                 Buyer and Kehl Development Corporation shall not, and shall cause their respective Affiliates not to, for a period commencing on the date of this Agreement and ending on (i) if the Closing does not occur, the second anniversary of the date of this Agreement or (ii) if the Closing does occur, the second anniversary of the Closing Date, Buyer will not, and will not permit any of its Affiliates to, directly or indirectly, (A) except for those Property Employees to whom offers are made in accordance with Section 6.4, solicit for employment (or other provision of services), either as an employee, consultant, agent or representative or in any other capacity, any individual who is currently, or at any time becomes, employed by Seller or any of its Affiliates, or (B) employ or solicit for employment (or other provision of services), either as an employee, consultant, agent or representative or in any other capacity, any Property Employee or Retained Employee who does not accept an offer of employment from Buyer on or prior to the

Closing Date (irrespective of whether Buyer actually makes an offer of employment to such individual), in each case unless Seller provides its prior written consent to Buyer; provided, however, that the foregoing shall not prohibit any general solicitation of employees (and employment following such general solicitation) in any medium (including through Internet employment web sites) that is not targeted at such individuals.  For the avoidance of doubt, this Section 6.20(a) shall survive the termination of this Agreement.

(b)                                 If the Closing occurs, Seller Parent shall not, and shall cause its Affiliates not to, for a period of two (2) years from and after Closing Date, directly or indirectly, solicit for employment (or other provision of services), either as an employee, consultant, agent or representative or in any other capacity, any individual who is currently, or at any time becomes, employed by Buyer at the Property, unless Buyer provides Seller specific prior written consent; provided, however, that the foregoing shall not prohibit any general solicitation of employees (and employment following such general solicitation) in any medium (including through Internet employment web sites) that is not targeted at such individuals.  For the avoidance of doubt the restrictions contained herein shall not apply to any Retained Employee.

Section 6.21                            Interim Financial Statements.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing, Seller shall provide Buyer, for each month beginning with [•] of 2013, copies of the unaudited monthly balance sheet and statement of operations regularly prepared by management in the Ordinary Course of Business with respect to the Property, within twenty (20) days after the end of each such month.

Section 6.22                            Termination of Affiliate Contracts.  Seller shall, on the one hand, and Seller Parent and its Affiliates (other than Seller) shall, on the other hand, terminate all Contracts (or portions thereof) between the Seller, on the one hand, and Seller Parent or any other Affiliate of Seller, on the other hand, with respect to the Property (the “Affiliate Contracts”) effective as of the Closing.  Buyer acknowledges and agrees that, as of the Closing, all corporate or shared services provided by Seller Parent or its Affiliates to the Property (including information technology, risk management, legal, benefits and insurance), and all third party vendor or service Contracts that are shared between the Property and any other properties or businesses of Seller Parent or its Affiliates will be terminated with respect to the Property and it shall be the sole responsibility of Buyer to procure replacement services and Contracts to the extent necessary or desirable after Closing.

Section 6.23                            Future Gaming Locations.  Buyer, Kehl Development Corporation and Seller Parent agree that they shall not, and shall cause their respective Affiliates not to, protest or work to defeat (a) any future proposal by Buyer or Kehl Development Corporation or their respective Affiliates to convert the license for operations at the Property into a license to conduct gambling games on a Gambling Structure or to otherwise elect to have the license treated to allow the conduct of gambling games on a Gambling Structure or (b) any future proposal by Seller Parent or its Affiliates to convert any of their respective licenses to a license to conduct gambling games on a Gambling Structure or to otherwise elect to have any of their respective licenses treated to allow the conduct of gambling games on a Gambling Structure, as applicable.

Section 6.24                            Rebuild Iowa Infrastructure Fund Credit.  Buyer shall acquire the rights to any and all Rebuild Iowa Infrastructure Credits for any assessments paid prior to Closing.  Buyer shall use its commercially reasonable efforts to make claims for and utilize such credits, and Buyer shall, within twenty (20) days, remit to Seller the amount of such credits as and when actually utilized by Buyer.

Section 6.25                            Seller Parent’s Post-Closing Marketing.  For a period of eighteen (18) months following the Closing Date, Seller Parent agrees that it shall not, and shall cause its Affiliates not to, directly market to those customers described in clause (ii) of Section 6.19.  For purposes of this Section 6.25, “directly market” means marketing to such customers by U.S. Mail, email, telephone or social media (including via Twitter or Facebook) or any mass marketing (including via newspaper, television or radio), in each case which contains special promotions that are solely offered to those customers described in clause (ii) of Section 6.19; provided, however, that nothing herein shall prohibit Seller Parent or its Affiliates from directly marketing to any customer who, after the Closing Date, has gambled or wagered at any casino property of Seller Parent or its Affiliates.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1                                   Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of the following conditions on or prior to, and as of, the Closing Date, which may be waived (to the extent permitted by Law) in whole or in part in a writing executed by Seller and Buyer:

(a)                                 No Governmental Orders.  No Governmental Entity of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, resolution, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder.

(b)                                 No Third Party Legal Proceedings.  No Legal Proceeding shall have been instituted, pending or threatened against Buyer or Seller or their respective Affiliates by any unaffiliated third party, which (i) challenges or otherwise seeks to prevent, or would reasonably be expect to materially delay, any of the transactions contemplated by this Agreement, (ii) would reasonably be expected to result in a material liability for Buyer, Seller or any of their respective Affiliates, (iii) would reasonably be expected to adversely effect in any material respect the ability of Buyer or Seller or any of their respective Affiliates, as applicable, to perform their obligations under this Agreement, to consummate any of the transactions contemplated hereby or to operate any of their respective businesses in the State of Iowa or (iv) would reasonably be expected to subject Buyer or Seller or any of their respective Affiliates or their respective officers or directors to material liability in relation to any of the transactions contemplated by this Agreement.

Section 7.2                                   Additional Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to, and as of, the Closing Date, any of which may be waived in whole or in part in writing by Buyer:

(a)                                 Representations and Warranties.  The representations and warranties of Seller contained in this Agreement (other than the representations and warranties contained in Sections 4.1, 4.2(a), 4.2(b)(i), 4.12  and 4.14) shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” or other similar materiality qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.  The representations and warranties of Seller contained in Sections 4.1, 4.2(a), 4.2(b)(i), 4.12  and 4.14  shall be true and correct in all respects at and as of the Closing as if made at and as of such time.  Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(b)                                 Performance of Obligations of Seller.  Seller shall have performed in all material respects each of the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.  Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(c)                                  Closing Gaming Approvals.  Buyer shall have obtained the Closing Gaming Approvals and each of the Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained any approvals of Gaming Authorities that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to transfer the Purchased Assets to the applicable Buyer and otherwise consummate the Closing, and each of the foregoing approvals shall be in full force and effect at and as of the Closing Date.

(d)                                 Closing Deliverables.  Buyer shall have received all of the applicable agreements, documents and items specified in Section 3.2 required to be delivered by Seller.

(e)                                  Termination of Liens.  Seller shall have terminated each Uniform Commercial Code financing statement set forth in Section 7.2(e) of the Seller Disclosure Letter or shall have delivered a pay-off or release letter from the secured party under each such financing statement that commits to termination of such financing statement upon payment of the obligation secured by the Lien evidenced by such financing statement or, with respect to any financing statements made in connection with the Credit Agreement, otherwise commits (including without payment of the obligation secured by the Lien evidenced by such financing statement) to the termination of such financing statement on or prior to Closing.

(f)                                   No Seller Material Adverse Effect.  Since the Latest Financial Information there shall not have been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 7.3                                   Additional Conditions to Obligations of Seller.  The obligations of Seller to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to, and as of, the Closing Date, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)                                 Closing Gaming Approvals.  Buyer shall have obtained the Closing Gaming Approvals that Buyer and their Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing and each of the Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained any approvals of Gaming Authorities that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to transfer the Purchased Assets to Buyer and otherwise consummate the Closing, and each of the foregoing approvals shall be in full force and effect at and as of the Closing Date.

(b)                                 Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement (other than the representations and warranties contained in Sections 5.1, 5.2(a) and 5.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or other similar materiality qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.  The representations and warranties of Buyer contained in Sections 5.1, 5.2(a) and 5.3 shall be true and correct in all respects at and as of the Closing as if made at and as of such time.  Seller shall have received a certificate signed on behalf of each Buyer, by a duly authorized officer of Buyer to such effect.

(c)                                  Performance of Obligations of Buyer.  Buyer shall have performed in all material respects each of the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.  Seller shall have received a certificate signed on behalf of Buyer, by a duly authorized officer of Buyer., to such effect.

(d)                                 Credit Agreement.  To the extent that such a consent, approval or waiver is required, Seller Parent shall have obtained the consent, approval or waiver of its lenders under the Credit Agreement to the transactions contemplated hereby, including any approvals required by the Iowa Commission or any other Gaming Authority with respect to any amendment of the Credit Agreement and any such consent, approval or waiver shall be in full force and effect at and as of the Closing Date.

(e)                                  Assumed Leases.  The parties to the Assumed Leases shall have consented to the assignment of, and assumption by Buyer of, the Assumed Leases in form and substance reasonably acceptable to Seller.  Seller and its Affiliates shall have been released from any and all obligations and Liabilities under the Assumed Leases effective as of the Closing, including the release of Seller and its Affiliates from any and all obligations and Liabilities in respect to bonds, letters of credits and guaranties related thereto, in form and substance reasonably acceptable to Seller.

(f)                                   Davenport Termination and Release.  The Davenport Novation and the Davenport Termination and Release shall each be in full force and effect, and Seller shall have received copies thereof duly executed by the parties thereto (other than Seller and its Affiliates).

(g)                                  RDA Termination and Release.  The RDA Termination and Release shall be in full force and effect, and Seller shall have received a copy thereof duly executed by the parties thereto (other than Seller and its Affiliates).

(h)                                 Buyer Operator Agreement.  The Buyer Operator Agreement shall be in full force and effect and Seller shall have received a copy thereof, duly executed by the parties thereto.

(i)                                     Payment of Purchase Price.  Buyer shall have delivered to Seller the Closing Cash Payment and the Deposit, as applicable, pursuant to Sections 2.1 and 2.2, as applicable.

(j)                                    Closing Deliverables.  Seller shall have received all of the applicable agreements, documents and items specified in Section 3.2 required to be delivered by Buyers.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1                                   Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party in accordance with the applicable provision below):

(a)                                 by mutual written agreement of the Buyer and Seller;

(b)                                 by either Buyer or Seller, if:

(i)                                     except as provided in Section 8.1(b)(ii), the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date; provided further, that if the condition set forth in Section 7.2(c) (with respect to Buyer) or the condition set forth in Section 7.3(a) (with respect to Seller) shall not have been satisfied on or prior to the Outside Date, then Buyer or Seller, as applicable, by giving written notice to the other party on or prior to the initial Outside Date, may extend the Outside Date until the date that is thirty (30) days after the initial Outside Date; or

(ii)                                  the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date, and at the time of such termination, all conditions to Closing set forth in Article VII shall have been satisfied (or be readily capable of being satisfied promptly at Closing) or waived (as provided herein) other than the condition set forth in Section 7.3(d); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date; provided further, that in the case of any termination by Buyer pursuant this Section 8.1(b)(ii), Buyer shall have given Seller a Credit Consent Termination Notice and Seller shall have failed, within ten (10) Business Days after receipt of such notice, to have given notice that (x) the condition set forth in Section 7.3(d) has been satisfied or is readily capable of being satisfied promptly at Closing, (y) the condition set forth in Section 7.3(d) will be waived by Seller at or prior to Closing or (z) the condition set forth in Section 7.3(d) is not the only condition to Closing set forth in Article VII which has not been satisfied (or is not readily capable of being satisfied promptly at Closing) or waived (as provided herein);

(c)                                  by either Buyer or Seller, if (1) Buyer shall at any time, directly or indirectly, withdrawn its applicable for any Gaming Approval, or (2) any Gaming Authority has made a determination, including issuing any legal restraint or prohibition, that such Gaming Authority will not issue all Closing Gaming Approvals on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement or whose other conduct or condition (or whose Affiliate’s other conduct or condition) has been the primary cause of, or materially contributed to, determination of a Gaming Authority not to issue a Closing Gaming Approval on or before the Outside Date;

(d)                                 by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity (other than any Gaming Authority) shall have issued a permanent injunction, cease and desist order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and such order, injunction, restraint or prohibition has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement or whose other conduct (or whose Affiliate’s conduct) has been the primary cause of, or materially contributed to, such order, injunction, restraint or prohibition;

(e)                                  by Buyer, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 7.2(a) or (b) and (ii) if it is capable of cure, is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(e); provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Buyer if Buyer shall have materially breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Seller for which this Agreement may have been terminated under this Section 8.1(e);

(f)                                   by Seller, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 7.3(b) or (c) and (ii) if it is capable of cure, is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(f); provided, further, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to Seller if Seller shall have materially breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Buyer for which this Agreement may have been terminated under this Section 8.1(f); and

(g)                                  by Seller at any time, if Buyer at any time from and after the date hereof, ceases to have in place firm, irrevocable capital on hand or readily-available access to financing, in form and substance reasonably satisfactory to Seller, sufficient to pay in immediately available funds the full Purchase Price to be paid at Closing pursuant to Section 2.1 and the other obligations, fees and expenses of Buyer under this Agreement.

Section 8.2                                   Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void, and there shall be no Liability on the part of Buyer or Seller, or their respective Affiliates or Representatives hereunder, other than pursuant to Section 6.5(b), Section 6.7, Section 6.20(a), this Section 8.2, Section 8.3, Section 8.4 and Article XI; provided, however, that nothing contained in this Section 8.2 or any other provision of this Agreement shall relieve or limit the Liability of any party to this Agreement for fraud or any willful or intentional breach of this Agreement upon any termination of this Agreement.

Section 8.3                                   Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

Section 8.4                                   Remedies Upon Termination.

(a)                                 In the event that (i) Buyer terminates this Agreement pursuant to Section 8.1(b)(i), 8.1(c), 8.1(d) or 8.1(e), and, at the time of such termination pursuant to Section 8.1(b)(i), 8.1(c), 8.1(d) or 8.1(e), Seller shall not also be entitled to terminate this Agreement, or (ii) Buyer or Seller terminates this Agreement pursuant to Section 8.1(b)(ii) or 10.2(a), then Seller shall promptly pay to Buyer, as Buyer’s sole and exclusive remedy (except to the extent of any fraud), the Deposit, as liquidated damages and not as a penalty, which the parties acknowledge and agree is reasonable under the circumstances.  For the avoidance of doubt, in no event shall more than one payment of the Deposit be made to Buyer under this Agreement.

(b)                                 Upon any termination of this Agreement not provided in Section 8.4(a), the Deposit shall be retained by Seller and Seller and Seller Parent may recover any additional Losses in excess of such Deposit as they can prove result from a breach of this Agreement by Buyer.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1                                   Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing (and claims based upon or arising out of such representations and warranties may be asserted) for a period of eighteen (18) months following the Closing Date, except for (i) representations and warranties contained in Section 4.1 (Organization of Seller), Section 4.2(a) (Authority), Section 4.12 (Brokers), Section 4.14 (Title to Purchased Assets) (collectively, the “Seller Fundamental Representations”), Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.3 (Brokers), which shall survive indefinitely, (ii) Section 4.8 (Environmental) which shall, subject to Section 9.6(e), survive for a period of three (3) years following the Closing Date and (iii) Section 4.15 (Taxes), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations.  The applicable period of time a representation or warranty survives the Closing pursuant to the preceding sentence or a covenant or agreement survives the Closing as specified in this Section 9.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement, as applicable.  The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties or a covenant or agreement contained in this Agreement after the Survival Period with respect to such representation or warranty or covenant or agreement, as applicable.  The covenants and agreements of the parties hereto in this Agreement shall survive the Closing until (and claims based upon or arising out of such covenants and agreements may be asserted at any time before) (a) with respect to any covenant or agreement which is to be performed in full at or prior to the Closing, the date that is eighteen (18) months following the Closing Date and (b) with respect to any covenant or agreement to be performed after the Closing, the date that is eighteen (18) months following the last day on which such covenant or agreement was required to have been performed, except to the extent, if any, that a specific survival period or longer period for performance is otherwise expressly set forth herein in connection with the applicable covenant or agreement.  The covenants in this Article IX shall survive the Closing indefinitely.  The termination of the representations and warranties or a covenant and agreement provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the other party prior to the expiration of the applicable Survival Period provided herein.

Section 9.2                                   Indemnification.

(a)                                 From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), to the extent arising out of or resulting from:

(i)                                     any breach of any representation or warranty made by Seller in this Agreement or certificate delivered pursuant to this Agreement on and as of the date of this

Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(ii)                                  any breach of any covenant or agreement made, or to be performed, by Seller in this Agreement;

(iii)                               the Excluded Liabilities (other than Pre-Closing Claims, any Indebtedness of Seller outstanding as of immediately prior to the Closing, any Pre-Closing Tax Liabilities or any Environmental Liabilities);

(iv)                              any Pre-Closing Claims;

(v)                                 any Indebtedness of Seller outstanding as of immediately prior to the Closing (other than the Closing Sky Bridge Debt Amount reflected on the final Closing Payment Certificate);

(vi)                              any Pre-Closing Tax Liabilities; and

(vii)                           any Retained Environmental Liabilities.

(b)                                 From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses, to the extent arising out of or resulting from:

(i)                                     any breach of any representation or warranty made by Buyer in this Agreement or certificate delivered pursuant to this Agreement on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(ii)                                  any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement;

(iii)                               the Assumed Liabilities; and

(iv)                              the ownership, use, operation or maintenance of the Property, the other Purchased Assets and the operation and support of the business located at the Property from and after the Closing.

(c)                                  Any amount paid as Losses under this Article IX shall be treated as an adjustment to the Purchase Price to the extent permitted under applicable Law.

Section 9.3                                   Interpretation.

(a)                                 Notwithstanding anything in this Agreement to the contrary, as used in this Article IX the term Losses shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, damages based upon a multiple of earnings, diminution in value, or any similar damages, except in each case to the extent that such consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, damages based upon a multiple of earnings, diminution in value or similar damages are actually paid to a third Person (which is not an Affiliate of a Party claiming indemnification under this Article IX with respect thereto) under a Third Party Claim.

(b)                                 Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article IX for any Losses (i) to the extent any action taken or omitted to be taken by Buyer or any of its Affiliates or Representatives contributes to or increases the amount of such Losses, (ii) to the extent arising from a change in Law that becomes effective after the Closing Date or (iii) if such Loss is accrued, provided or reserved for in, or otherwise taken into account in connection with, the calculation of any Purchase Price adjustment pursuant to Article II but only to the extent of such accrual, provision or reserve.

(c)                                  To the extent required by Law, each Indemnified Party shall use all commercially reasonable efforts to mitigate any Losses that such Indemnified Party asserts under this Article IX.  If an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then, notwithstanding anything to the contrary contained in this Agreement, the Indemnified Party shall not be entitled to indemnification for that portion of any Loss that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

Section 9.4                                   Procedure for Claims between Parties.  If a claim for Losses is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice describing in reasonable detail the claim and, if determinable, the total monetary damages sought (each, a “Notice”) to the other party (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article IX.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 9.5                                   Defense of Third Party Claims.  If any Legal Proceeding is brought against an Indemnified Party by any third party or a third party otherwise asserts a claim against an Indemnified Party (each, a “Third Party Claim”) for which indemnification under this Article IX may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.  The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by outside legal counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnified Party’s risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim and there is no finding or admission of liability or violation of applicable Law or allegation of criminal conduct or liability.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents; provided, however, that the Indemnified Party may, at its own cost, risk and expense, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall reasonably cooperate with each other in any notifications to insurers.  Subject to Section 11.15, if the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 9.6                                   Limitations on Indemnity.

(a)                                 No Buyer Indemnified Party shall seek, or be entitled to, indemnification under Sections 9.2(a)(i) or 9.2(a)(iii) to the extent (i) the aggregate amount of Losses incurred by a Buyer Indemnified Party with respect to any individual matter for which indemnification is sought pursuant to Sections 9.2(a)(i) or 9.2(a)(iii) is less than $25,000 (the “Minimum Amount”), and (ii) the aggregate of the individual claims for Losses of the Buyer Indemnified Parties (each of which is greater than the Minimum Amount) for which indemnification is sought pursuant to Sections 9.2(a)(i) or 9.2(a)(iii) is less than $400,000 (the “Threshold”) or exceeds an amount equal to $5,100,000 (the “Cap”); provided, that if the aggregate of all individual claims (each of which is greater than the Minimum Amount) for Losses for which indemnification is sought pursuant to Sections 9.2(a)(i) and 9.2(a)(iii) equals or exceeds the Threshold, then the Buyer Indemnified Parties, subject to the limitations in this Article IX, shall be entitled to recover for such Losses only to the extent such Losses exceed the Threshold, but in any event not to exceed the Cap (it being agreed that in no event shall the aggregate indemnification to be paid under Sections 9.2(a)(i) and 9.2(a)(iii) exceed an amount equal to the Cap).  Notwithstanding the immediately preceding sentence, Seller’s indemnification obligations under (x) Section 9.2(a)(iii) with respect to such Excluded Liabilities for which the Seller had knowledge of such Liability prior to Closing, (y) Section 9.2(a)(i) for breaches of Seller Fundamental Representations or (z) Sections 9.2(a)(ii), (iv), (v), (vi) or (vii) shall not be subject to the limits set forth in the immediately preceding sentence of this Section 9.6(a) (except that the limitations under Section 9.6(a)(i) (Minimum Amount) shall apply to claims for indemnification under Section 9.2(a)(ii) and 9.2(a)(vii)), and shall not be included in the calculation of any amounts for purposes of the Threshold or the Cap; provided, however, that notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate amount of Seller’s Liability under this Agreement and the transactions contemplated hereby exceed the Base Purchase Price.

(b)                                 In calculating the amount of any Losses payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made and (ii) shall be computed net of any amounts recovered by such Indemnified Party under any insurance policy or otherwise from any unaffiliated third party with respect to such Losses (net of any costs and expenses incurred in obtaining such recovery).  If an Indemnified Party has been paid for a claim hereunder and subsequently insurance proceeds or otherwise from any unaffiliated third party in respect of such claim is collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds or other amounts (net of any costs and expenses incurred in obtaining such recovery) to the Indemnifying Party up to such amount that was previously paid in respect of such claim to the Indemnified Party.  The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article IX.

(c)                                  To the extent that a payment is made on an indemnification claim pursuant to Section 9.2, and the Indemnified Party has a claim against a third party (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification previously paid in respect of such claim to the Indemnified Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

(d)                                 A Buyer Indemnified Party shall not be entitled to indemnification under Section 9.2(a) to the extent related to inaccuracies or breaches of representations or warranties set forth in Section 4.8 or Retained Environmental Liabilities, to the extent that the condition, action, event or circumstance that gave rise to such inaccuracy or breach or Retained Environmental Liability:

(i)                                     was discovered as a result of a Phase II or other intrusive environmental sampling, testing or investigation (collectively, the “Environmental Tests”) at or relating to the Property, unless a Buyer Indemnified Party has undertaken the Environmental Tests in good faith in response to a request or demand by a Governmental Entity, which request or demand (1) has not been solicited or deliberately initiated by any Buyer Indemnified Party (or any successor, assign Affiliate or operator of any Buyer Indemnified Party) and (2) is communicated promptly to Seller and Seller is given the opportunity to participate in any and all further communications with such Governmental Entity;

(ii)                                  was increased or exacerbated after the Closing Date by any Buyer Indemnified Party (or any successor, assign Affiliate or operator of any Buyer Indemnified Party); or

(iii)                               was caused or triggered by the negligence, gross negligence, recklessness, misconduct or violation of Law by any Buyer Indemnified Party (or any successor, assign Affiliate or operator of any Buyer Indemnified Party).

Seller’s obligation to indemnify any Buyer Indemnified Party with respect to any Loss related to inaccuracies or breaches of representations or warranties set forth in Section 4.8 or any Retained Environmental Liability is limited to costs that are incurred in the most cost-effective manner, which shall incorporate the least stringent clean-up standards and the least costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to the applicable Governmental Entity to achieve such standards.

(e)                                  No Buyer Indemnified Party shall seek, or be entitled to, indemnification under Section 9.2(a) to the extent related to any inaccuracies or breaches of representations or warranties set forth in Section 4.8 or Retained Environmental Liabilities after the earlier of (i) the date that is three (3) years following the Closing Date or (b) the date that is one year after the date on which Buyer opens a land-based casino in Davenport, Iowa to the public.

Section 9.7                                   Payment of Losses.  Except as otherwise provided in this Agreement, an Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article IX, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 9.8                                   Exclusive Remedy.  Except to the extent of claims alleging fraud, after the Closing, the indemnities provided in this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for Losses arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Losses does not (a) interfere with or impede the operation of the provisions of Sections 2.3, 2.4 and 2.5 providing for resolution of certain disputes relating to the Purchase Price between the parties and/or the Auditor or Section 6.9 with respect to Tax matters or (b) preclude a party from bringing an action after the Closing for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the parties, in each case in accordance with Section 11.16.  Buyer and Seller agree that, after the Closing, no legal action under any Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability may be maintained by either party against the other party (other than with respect to fraud or any legal action brought solely to enforce the provisions of this Article IX or the provisions of any other agreement executed pursuant to this Agreement).

ARTICLE X

PROPERTY

Section 10.1                            As Is.  Buyer or its Representatives to the extent they so desire shall have examined and inspected the Property and the Purchased Assets prior to the execution of this Agreement, and subject to the provisions of Article IV, Article VII or this Article X, Buyer agrees to accept the Property and the Purchased Assets in an “AS IS, WHERE IS” condition as of the Closing.  Buyer agrees that, except as provided in Article IV, Buyer is not relying upon any representations, statements or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller or its Affiliates, or any salesperson or broker (if any) involved in this transaction as to the Property or the Purchased Assets, including: (a) any representation, statements or warranties as to the physical condition of the Property or Purchased Assets; (b) the fitness and/or suitability of the Property and Purchased Assets for use as a resort, hotel and/or casino; (c) the financial performance of the Property or Purchased Assets; (d) the compliance of the Property or Purchased Assets with applicable building, zoning, subdivision, environmental or land use Laws, codes, ordinances, rules or regulations; (e) the state of repair of the Property or Purchased Assets; (f) the value of the Property or Purchased Assets; (g) the manner or quality of construction of the Property or Purchased Assets; (h) the income derived or to be derived from the Property and Purchased Assets; or (i) the fact that the Property and Purchased Assets may be located in flood zones, on earthquake faults or in seismic hazardous zones.  Seller and its Affiliates make no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties and disclaim all such representations and warranties.  Without limiting the foregoing, and except as expressly set forth in Article IV, Seller and its Affiliates disclaim any warranty of title or non-infringement and any warranty arising by industry custom or course of dealing.  Without limiting the generality of the foregoing, Buyer and its Affiliates acknowledge that neither Seller nor any of its Affiliates or their respective Representatives has made any representation or warranty with respect to any projections, forecasts or forward-looking statements made or made available to the Buyer or any of its Affiliates or their respective Representatives.  Buyer and its Affiliates acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Property and Purchased Assets and the representations and warranties expressly set forth in Article IV, subject to the limitations and restrictions specified herein.  Subject to the second sentence of this Section 10.1 and Article IX, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller or its Affiliates at Law or in equity, relating to any matter described in clauses (a) through (i) of this Section 10.1, or otherwise disclaimed in this Section 10.1, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

Section 10.2                            Risk of Loss.

(a)                                 Major Loss.  If there shall occur damage or destruction to the Property that materially impairs or materially interferes with the continuing operation of the casino business conducted at the Property (a “Major Loss”), then Buyer or Seller may, upon written notice to the other party, elect to delay the Closing for sixty (60) days from the date of such Major Loss.  During such sixty (60) day period, either Buyer or Seller may terminate this Agreement, such termination to be effective upon written notice to the other party.  If either Buyer or Seller elects to terminate this Agreement by delivering written notice thereof as provided in this Section 10.2(a), then this Agreement shall terminate, the Deposit shall be immediately returned to Buyer, and the parties shall not have any further rights or obligations hereunder, except as provided in Section 8.4.  If neither party gives a termination notice within the time period required by this Section 10.2 (a), then this Agreement shall not terminate, and Seller shall promptly commence the repair of the Property to the condition that existed immediately prior to the Major Loss, reasonably wear and tear excepted, and, if Seller shall not have returned the Property to such condition as of the Closing Date, Seller shall pay to Buyer at Closing an amount equal to the remaining cost to return the Property to the condition that existed immediately prior to such Major Loss and shall remit to Buyer the amount of any business interruption insurance proceeds (but only to the extent attributable to the period from and after Closing) actually collected by Seller as a result of such Major Loss.

(b)                                 Minor Loss.  If there shall occur damage or destruction to the Property that does not materially impair or materially interfere with the continuing operation of the casino business conducted at the Property (a “Minor Loss”), then (i) Seller may, upon written notice to Buyer, elect to delay the Closing for thirty (30) days from the date of such Minor Loss and (ii) Buyer shall be obligated to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, without regard to the occurrence or effect of any Minor Loss; provided, that if Seller has not returned the Property to the condition that existed immediately prior to such Minor Loss, reasonable wear and tear excepted, prior to the Closing, then Seller shall pay to Buyer at Closing an amount equal to the remaining cost to return the Property to the condition that existed immediately prior to such Minor Loss.

ARTICLE XI

MISCELLANEOUS

Section 11.1                            Definitions.

(a)                                 For purposes of this Agreement, the term:

“2000 Development Agreement” means that certain Amended and Restated Davenport Connelly Development Agreement, dated November 29, 1990, as amended by a first amendment on August 21, 1991, a second amendment on April 10, 1992, a third amendment on October 5, 1994, that certain Master Addendum, dated September 14, 2000 and that certain Amendment to the Master Addendum, dated September 29, 2000, by and between the City and IOC Davenport, Inc., as assignee of the Connelly Group, L.P., as amended from time to time.

“Accounting Procedures” has the meaning set forth in Section 2.3(a).

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), or overdue accounts receivable to Seller or any of its Affiliates, in each case, due and owing by any third party.

“Acquired Cash” means (subject to any Acquired Cash Adjustment) all cash, negotiable instruments and other cash equivalents of Seller located at the Property as of the Transfer Time, including (i) cash, negotiable instruments and other cash equivalents of Seller located in cages, drop boxes, slot machines and other gaming devices located at the Property, and (ii) cash on hand for the Property manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels and slot vault at the Property, in each case determined in accordance with the Accounting Procedures.  Notwithstanding anything to the contrary contained herein, Acquired Cash shall be calculated net of issued but uncleared checks and drafts.

“Acquired Cash Adjustment” meas the Initial Acquired Cash Adjustment or the Final Acquired Cash Adjustment, or both, as applicable.

“Acquired Cash Target” means $2,150,000.

“Acquired Gaming Tax Credit Amount” has the meaning set forth in Section 2.3(b).

“Acquired Gaming Tax Credits” means the pre-paid gaming tax credits of Seller relating to the “Rebuild Iowa Infrastructure Fund” and any pre-paid regulatory fees to the Iowa Commission or DCI existing as of Closing.

“Acquisition Proposal” has the meaning set forth in Section 6.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first-mentioned Person.  As used herein, “control” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust, nonprofit corporation or other entity or association, the power, directly to cause the direction of the management or actions of the controlled entities.

“Affiliate Contract” has the meaning set forth in Section 6.24.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.5.

“Assumed Contracts” means (i) all Contracts (including the Assumed Leases) to which Seller is a party related to the Property and the operation thereof and listed on Section 11.1(a) of the Seller Disclosure Letter, (ii) all purchase orders and other Contracts entered into in the Ordinary Course of Business of the business conducted at the Property, (iii) each other Contract entered into in accordance with Section 6.1 related exclusively to the Property and (iv) the Transferred IT Licenses, provided that Assumed Contracts shall not be deemed to include any Excluded Contracts.

“Assumed Leases” means each of the leases, subleases, and occupancy and concession agreements to which Seller is a party and relating exclusively to the Property, each of which is set forth (including the date of date of lease, and date of any amendment or extension thereto) on Section 11.1(b) of the Seller Disclosure Letter.

“Assumed Liabilities” means, collectively, the Assumed Gaming Liabilities and the Assumed Non-Gaming Liabilities as set forth in Section 1.4.

“Assumed Sky Bridge Debt” means all Indebtedness of Seller outstanding as of Closing under that certain Development Funding Agreement, dated as of March 6, 2002, by and between Seller and the City.

“Auditor” has the meaning set forth in Section 2.4(c).

“Balance Sheet” has the meaning set forth in Section 4.3.

“Barge” means the barge used in connection with the operation of the business currently conducted at the Property.

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Books and Records” means, to the extent transferable by applicable Law, all books and records of Seller relating to the Property, the Purchased Assets and the business located at the Property, including (i) all architectural, structural, service manuals, maritime logs, engineering and mechanical plans, electrical studies, and audits for the Property, (ii) all plans and specifications for the Property, (iii) human resources documents relating to the Transferred Employees and (iv) to the extent relating exclusively to any of the Purchased Assets, all reservation records, and any books and records, but in each case excluding (A) books and records related primarily to Retained Employees, Excluded Assets (including the records described in Section 1.2(e)), Excluded Liabilities or any other hotel, casino or other property or asset of the Seller or any of its Affiliates, other than the Property, (B) the Customer Database, and (C) any such books and records that contain confidential or proprietary information of Seller or its Affiliates unrelated to the Property, the Purchased Assets or the business located at the Property to the extent not capable of being redacted without undue burden.

“Business Day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of Iowa are authorized or required to close; provided, however, any reference in this Agreement to any day other than a business day shall be deemed a reference to a calendar day.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Letter” has the meaning set forth in Article V.

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“Buyer Material Adverse Effect” means any change, event or effect that (i) has a material adverse effect on the business, financial condition or results of operations of Buyer or (ii) impairs in any material respect the ability of Buyer or any of its Affiliates to perform their obligations under this Agreement or prevents or materially delays consummation of the transactions contemplated by this Agreement.

“Buyer Operator Agreement” means that certain Operator Agreement entered into on [•], 2013, between Buyer and the RDA.

“Buyer Permits” has the meaning set forth in Section 5.5.

“Buyer Welfare Plans” has the meaning set forth in Section 6.4(d).

“Cap” has the meaning set forth in Section 9.6(a).

“Casino” means that certain area designated as the gaming floor by the Iowa Commission on the excursion gambling boat operated by Seller in the City of Davenport, Iowa and all gambling games and implements of gambling used to conduct lawful gaming on the excursion gambling boat.

“City” means the City of Davenport, Iowa.

“City Leases” means each of the leases, subleases and occupancy and concession agreements to which Seller and the City (or other counterparty thereto) is a party and relating exclusively to the Property, each of which is set forth on Section 11.1(c) of the Seller Disclosure Letter.

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Cash Payment” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Working Capital” has the meaning set forth in Section 2.4(a).

“Closing Gaming Approvals” means all Gaming Approvals, including Iowa Commission approval of this Agreement (if applicable), that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing.

“Closing Payment Certificate” has the meaning set forth in Section 2.3(b).

“Closing Sky Bridge Debt Amount” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).

“Consents and Waivers” has the meaning set forth in Section 5.2(b).

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written.

“Credit Agreement” means the Credit Agreement, dated as of July 26, 2007 among Seller Parent (as borrower), the lenders listed therein, Wells Fargo Bank, National Association (as administrative agent, issuing bank and swing line lender), Wells Fargo Securities, LLC, Credit

Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (as joint lead arrangers and joint bookrunners), Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (as syndication agents), and Commerzbank AG, New York and Grand Cayman Branches and U.S. Bank, National Association (as co-documentation agents), as the same may be amended, restated, supplemented or replaced, from time to time, including by the First Amendment to Credit Agreement, dated as of February 17, 2010, the Second Amendment to Credit Agreement, dated as of March 25, 2011, the Third Amendment to Credit Agreement, dated as of November 21, 2012 and the Fourth Amendment to Credit Agreement, dated as of April 19, 2013.

“Credit Consent Termination Notice” means a written notice by Buyer to Seller, (a) setting forth Buyer’s intent to terminate this Agreement pursuant to Section 8.1(b)(ii), and (b) certifying that (i) all of Buyer’s conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied (or are readily capable of being satisfied promptly at Closing) or waived (as provided herein) by Buyer and (ii) Buyer reasonably believes in good faith that all of Seller’s conditions to Closing set forth in Sections 7.1 and 7.3 have been satisfied (or are readily capable of being satisfied promptly at Closing) or waived (as provided herein) other than the condition to Closing set forth in Section 7.3(d).

“Current Assets” means the current assets of the type described on Section 11.1(d) of the Seller Disclosure Letter, determined on a basis consistent with the Accounting Procedures, and specifically excluding all or any portion of the Acquired Gaming Tax Credits.  For the avoidance of doubt, Current Assets shall not include any Acquired Cash or Excluded Cash.

“Current Liabilities” means, the Liabilities of the type described on Section 11.1(e) of the Seller Disclosure Letter, determined on a basis consistent with the Accounting Procedures, and specifically excluding all or any portion of the Assumed Sky Bridge Debt.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Seller Parent’s and its Subsidiaries’ casino and/or hotel properties collected or maintained by or on behalf of Seller Parent or its Subsidiaries.

“Davenport Players List” has the meaning set forth in Section 6.19.

“Davenport Novation” means that certain agreement, dated [•], 2013 by and between Seller, the City and Buyer or their respective Affiliates, pursuant to which the City has consented to the assignment by Seller to, and assumption by and novation to, Buyer of the City Leases.

“Davenport Termination and Release” means that certain agreement, dated [•], 2013, by and between Seller or its Affiliates and the City, pursuant to which the City and any Persons claiming by, through or on behalf of any of them, and their respective Affiliates, agrees to irrevocably and fully release and forever discharge Seller and its Affiliates, in form and substance satisfactory to Seller, from any and all other Legal Proceedings, Liabilities and claims, whether arising under any Contract or arrangement (including the 2000 Development Agreement and the City Leases) or otherwise, for the periods prior to the Closing, including with respect to bonds, letters of credits and guaranties related thereto and terminate any and all Contracts and other arrangements (other than the City Leases) between Seller or any of its Affiliates, on the one hand, and the City, on the other hand, in each case effective as of, and subject only to, the Closing.

“DCI” has the meaning set forth in Section 2.3(c).

“Deposit” has the meaning set forth in Section 2.2.

“Determination Date” has the meaning set forth in Section 2.4(c).

“Enforceability Limitations” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means applicable federal, state and local statutes, ordinances, rules, orders, judgments, injunctions, decrees, regulations and other provisions having the force of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of the environment (including ambient air, surface water, groundwater, land, surface or subsurface strata and natural resources).

“Environmental Liabilities” means any and all losses, obligations, commitments, responsibilities, fines, penalties and sanctions, costs (including investigative, monitoring, containment, disposal and remediation costs, court costs and other costs of administrative or judicial proceedings), judgments, awards or damages and third-party claims arising under or with respect to any Environmental Laws.

“Environmental Permit” means any Permit required under any Environmental Law.

“Environmental Tests” has the meaning set forth in Section 9.6(d).

“ERISA” has the meaning set forth in Section 4.11(a).

“ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in section 414(c) of the Code) or (iii) an affiliated service group (as defined under section 414(m) of the Code or the regulations under section 414(o) of the Code), any of which includes Seller.

“Estimated Acquired Cash Amount” has the meaning set forth in Section 2.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Cash” has the meaning set forth in Section 1.2(b).

“Excluded Contracts” means all Contracts listed on Section 11.1(f) of the Seller Disclosure Letter and all Affiliate Contracts.

“Excluded Intellectual Property” means all Intellectual Property owned by, or licensed for use by, Seller or its Affiliates, including (i) the Customer Database and any information contained therein; (ii) the Isle Trademarks (including the Licensed Marks), (iii) all websites, rights to Uniform Resource Locators (URLs), website addresses and domain names, and any content associated with the foregoing, (iv) the Excluded Software and (v) the “IsleOne Card”, “Fan Club”, and any player loyalty or rewards program of Seller or its Affiliates, but excluding the Transferred IT Licenses and the Rhythm City Intellectual Property.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Excluded Matter” has the meaning set forth in Section 6.3.

“Excluded Personal Property” means the following:

(i)                                     all tangible embodiments of the Excluded Intellectual Property;

(ii)                                  all records, files and memorabilia, or portions thereof, pertaining to Seller and any past or present Affiliates or predecessors of Seller, in each case to the extent not related to the Property or the operation and support of the business located at the Property; and

(iii)                               the items listed on Section 11.1(g) of the Seller Disclosure Letter.

“Excluded Software” means all computer software owned by or licensed for use by Seller or its Affiliates (other than software licensed pursuant to the Transferred IT Licenses), including all source codes, user codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases (including all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the computer software, including the Customer Database and any customer tracking system.

“Final Acquired Cash Amount” means the amount of Acquired Cash as of the Closing as reflected on the Final Acquired Cash Statement.

“Final Acquired Cash Adjustment” has the meaning set forth in Section 2.4(e).

“Final Acquired Cash Statement” has the meaning set forth in Section 2.4(a).

“Final Working Capital Adjustment” has the meaning set forth in Section 2.4(d).

“Financial Information” has the meaning set forth in Section 4.3.

“Financing” has the meaning set forth in Section 5.7.

“Fixtures and Equipment” has the meaning set forth in Section 1.1(f).

“GAAP” means the generally accepted accounting principles in the United States in effect on the date hereof, consistently applied by Seller or its Affiliates throughout the periods involved.

“Gambling Structure” means a gambling structure as defined in the 2011 Iowa Code section 99F.1(13).

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Property.

“Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authority, agency, board and officials responsible for, or involved in, the regulation of gambling or gambling activities or the sale of liquor in any jurisdiction, including, within the State of Iowa, specifically, the Iowa Commission, the RDA and all other state and local regulatory and licensing bodies with authority over gaming in the State of Iowa and its political subdivisions.

“Gaming Laws” mean all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling within the State of Iowa, including Iowa Code Chapter 99F “Gambling Boat, Gambling Structure, and Racetrack Regulation”, as amended from time to time, and the regulations of the Iowa Commission promulgated thereunder, as amended from time to time.

“Governmental Approvals” has the meaning set forth in Section 6.6(a).

“Governmental Entity” means any federal, state, local or foreign government or any state, local or other political subdivision thereof and any agency, body, instrumentality, commission or authority (including any Gaming Authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions and any court or tribunal of competent jurisdiction.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material that is classified or regulated as hazardous pursuant to any Environmental Law.

“Indebtedness” of any Person means the following: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured; (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument; (d) indebtedness secured by a Lien (other than a Permitted Encumbrance) on assets or properties of such Person; (e) to the extent drawn up, any liability of such Person in respect of banker’s acceptances or letters of credit; (f) obligations under any interest rate, currency or other hedging agreement; (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (h) all guaranties, endorsements and other contingent obligations of Seller to provide funds for payment or to invest in any other entity or to otherwise assure a creditor against loss; (i) the amount of any outstanding checks, money orders or similar instruments issued or sent by Seller as of the Closing, and any overdraft or similar charges, if any, with respect thereto, to the extent corresponding amounts are not taken into account in the calculation of Acquired Cash; or (j) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.  Indebtedness shall not, however, include trade payables and accrued expenses arising in the Ordinary Course of Business or endorsements of negotiable instruments for collection in the Ordinary Course of Business.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Initial Qualifier” means Buyer and any Affiliated entity of Buyer required to file an application for licensure or suitability under applicable Gaming Laws in order to obtain the Gaming Approvals, and any individual who is a member, officer or director of Buyer or any Affiliated entity of Buyer required to file an application for licensure or suitability under applicable Gaming Laws in order to obtain the Gaming Approvals, each of which is listed on Section 11.1(a) of the Buyer Disclosure Letter.

“Initial Working Capital Adjustment” has the meaning set forth in Section 2.3(a).

“Inspection” has the meaning set forth in Section 6.5(a).

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works (including copyrights in software), apparatus, trade secrets, trademarks, trademark registrations and applications, websites, rights to Uniform Resource Locators, website addresses and domain names and any content associated with the foregoing, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, customer databases, confidential business information, confidential marketing and customer information, licenses, confidential technical information, all goodwill associated with the foregoing, and all documentation, copies and tangible embodiments of the foregoing (in whatever form or medium), and all past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation or other violation of any of the foregoing.

“Intercompany Payables” means all intercompany accounts payable, and notes for those accounts payable, of the business conducted at the Property existing as of the Closing Date where the obligor is Seller and the obligee is Seller Parent or a Subsidiary of Seller Parent other than Seller.

“Intercompany Receivables” means all intercompany accounts receivable, and notes for those accounts receivable, of the business conducted at the Property existing as of the Closing Date where the obligee is Seller and the obligor is Seller Parent or a Subsidiary of Seller Parent other than Seller.

“IOC Operator Agreement” means that certain Operator’s Contract, dated     , 2000, between the RDA and IOC Davenport, Inc., as amended July 1, 2005 and June 18, 2009.

“Iowa Commission” means the Iowa Racing and Gaming Commission.

“Isle Trademarks” has the meaning set forth in Section 6.18.

“knowledge” means, (i) when used in the phrase “knowledge of Seller” or “Seller’s knowledge” and words of similar import, the actual knowledge as of the date of this Agreement of the individuals listed on Section 11.1(h) of the Seller Disclosure Letter, and (ii) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge as of the date of this Agreement of the individuals listed on Section 11.1(b) of the Buyer Disclosure Letter.

“Latest Financial Information” has the meaning set forth in Section 4.3.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, including the Gaming Laws and the 1857 Constitution of the State of Iowa, as amended.

“Leased Real Property” has the meaning set forth in Section 4.18.

“Legal Proceeding” means any claim, action, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) initiated by, commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity, arbitrator or other Person.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Licensed Marks” has the meaning set forth in Section 6.18.

“Licensed Party” has the meaning set forth in Section 5.4(b).

“Licensing Affiliates” has the meaning set forth in Section 5.4(b).

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, right of first refusal or similar option, or other similar encumbrance.

“Losses” has the meaning set forth in Section 9.2(a).

“Major Loss” has the meaning set forth in Section 10.2.

“Minor Loss” has the meaning set forth in Section 10.2.

“Material Assumed Contracts” means Assumed Contracts of the following types: (i) Contracts with customers or suppliers requiring payments of more than $50,000 per year; (ii) Contracts not entered into in the Ordinary Course of Business; (iii) joint venture, partnership and similar agreements; (iv) Contracts that are service contracts or equipment leases involving payments by Seller of more than $50,000 per year; (v) Contracts containing covenants purporting to limit the freedom of Seller with respect to the Property or Purchased Assets to compete in any line of business in any geographic area or to hire any individual or group of individuals, or requiring Seller with respect to the Property or Purchased Assets to deal exclusively with or grant exclusive rights to any party, or refrain from dealing with products that are competitive with any other party’s products; (vi) Contracts that contain minimum purchase requirements; (vii) Contracts relating to any outstanding commitment for capital expenditures in excess of $50,000 with respect to the Property or Purchased Assets; (viii) Contracts relating to the lease or sublease of or sale or purchase of real or personal property with respect to the Property or Purchased Assets involving any annual expense or price in excess of $50,000 and not cancelable by Seller (without premium or penalty) within 90 days; (ix) Contracts providing for “earn-outs” or other contingent payments relating to the Property involving more than $50,000 over the term of the Contract; (x) Contracts involving the employment of any Transferred Employees, including severance and bonus agreements; and (xi) Contracts that after the Closing, would have the effect of limiting the freedom of Buyer or its Affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals or requiring Buyer or its Affiliates to deal exclusively with or grant exclusive rights to any party or refrain from dealing with products that are competitive with any other party’s products.

“Minimum Amount” has the meaning set forth in Section 9.6(a).

“Non-Assignable Asset” has the meaning set forth in Section 1.6(a).

“Non-Consolidated Tax Returns” has the meaning set forth in Section 6.9(a)(i).

“Non-Income Taxes” has the meaning set forth in Section 6.9(c)(ii).

“Notice” has the meaning set forth in Section 9.4.

“Option Fees” means the aggregate amount of the non-refundable option fee and the fee in connection with the extension of the option period, if any, to the extent previously paid by Buyer to Seller under the Option Agreement.

“Option Agreement” means that certain Option Agreement, dated [•], 2013, by and among Seller Parent, Seller and Buyer.

“Order” means any award, decision, injunction, judgment, decree, writ, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means any action taken by a Person if such action is materially consistent with such Person’s past practices in connection with such Person’s business and is taken in the ordinary course of such Person’s operations.

“Outside Date” means January 15, 2014, unless extended as provided in Section 8.1(b) or otherwise by the mutual written agreement of Seller and Buyers.

“Outside of Downtown Casino” has the meaning set forth in Section 2.1(c).

“Permitted Encumbrances” means:

(i)                                     any mechanics’, materialmen’s and similar inchoate Liens arising in the Ordinary Course of Business for amounts that are not yet due or are being contested in good faith by appropriate proceedings;

(ii)                                  any Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and similar types of social security arising in the Ordinary Course of Business for amounts that are not yet due or are being contested in good faith by appropriate proceedings;

(iii)                               any Liens listed on Section 11.1(i) of the Seller Disclosure Letter;

(iv)                              Liens for real estate and similar Taxes not yet due and payable or for which adequate reserves have been made in accordance with GAAP;

(v)                                 Liens created or approved by Buyer or its Affiliates;

(vi)                              easements, leases, reservations or other rights of way in, or minor defects and irregularities in title to, property or assets of Seller, provided that such easements, leases, reservations, rights-of-way, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

(vii)                           zoning and subdivision ordinances that do not materially impair the use of such property or assets for the purposes for which they are held;

(viii)                        any Lien or privilege vested in the lessor under any lease;

(ix)                              rights of tenants, as tenants only, under operating leases existing as of the date hereof (and any extensions or renewals permitted by their terms) or any and all other leases entered into in accordance with the terms of this Agreement and rights of guests in possession or holding reservations for future use or occupancy of the applicable Property; and

(x)                                 any restrictions imposed by Gaming Laws; and

(xi)                              any Liens that will be discharged as of or prior to Closing.

“Person” means an individual, municipality, charter city, nonprofit corporation, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Pre-Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Pre-Closing Claim” means the litigation and claims listed in Section 11.1(j) of the Seller Disclosure Letter and any other third-party litigation or claims pending as of the Closing Date to the extent arising out of the operations of the Property prior to the Closing and specifically excluding any litigation, claims or proceedings (including public hearings) (i) brought by the City, the RDA, Buyer or any of their respective Affiliates or Representatives, (ii) brought by any Person against (A) Seller or its Affiliates and (B) Buyer or its Affiliates, (iii) arising out of, resulting from or relating to this Agreement or the transactions contemplated hereby (including the Financing) or the negotiation, authorization, approval or execution hereof or thereof or (iv) arising out of or resulting from any act or omission of Buyer or any of its Affiliates or Representatives.

“Pre-Closing Tax Liabilities” means any Liability related to (i) Taxes of Seller and (ii) all Liabilities for Taxes arising from or attributable to the Purchased Assets (or the operation of the Purchased Assets) for taxable periods (or portions thereof) ending prior to the Closing Date (in accordance with Sections 2.4(b)(i) and 6.9(b)).

“Pre-Closing Tax Period” shall mean any (i) Tax period ending on or before the close of business on the day immediately preceding the Closing Date, and (ii) in the case of any Straddle Period, the portion of such period up to and including the close of business on the day immediately preceding the Closing Date.

“Pre-Closing Working Capital Estimate” has the meaning set forth in Section 2.3(a).

“Pre-Closing Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Prepaids” means all prepaid items and expenses, deferred charges, advance payments, deposits, rights of offset, credits, claims for refunds and similar items of Seller in respect of the operation of the business conducted at the Property.

“Property” means (i) the Casino, (ii) the Vessel, (iii) the Barge, (iv) any Fixtures and Equipment, and (v) the Assumed Leases.

“Property Employee” means (i) any individual who is employed by the Seller or any of its Affiliates (excluding any corporate employees of Seller Parent) and who performs a significant amount of his or her services for and at the Property and (ii) any other individual that provides shared services for the Property and another property or business of Seller Parent or its Affiliates and is designated by Seller Parent as a “Property Employee” prior to the Closing.

“Property Taxes” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” shall mean the following rights and assets of Seller as of the Closing Date:

(b)                                 the Casino;

(c)                                  the Vessel and the Barge;

(d)                                 the Assumed Contracts;

(e)                                  all inventories of Seller located at the Property, including (i) all inventories of dice, food, beverages, cooking supplies, merchandise, gaming supplies and gaming device parts inventory and (ii) all engineering, maintenance and housekeeping supplies, cleaning supplies, china, glassware, linens, silverware and similar amenities;

(f)                                   all tangible assets of Seller that are located at the Property, including machinery, equipment (including gaming equipment and devices), gaming tables, tools, spare parts, transportation equipment, operating supplies, furniture and office equipment, fixtures, furnishings, artwork, utensils for kitchens, bars and restaurants, laundries, public rooms, hall and lobby equipment, heating, ventilating and air-conditioning systems, plumbing, electrical and refrigerating systems, elevators, escalators, communication and security plants or systems with appurtenant fixtures, uniforms, telephone systems, telecopiers, photocopiers and computer hardware (“Fixtures and Equipment”);

(g)                                  the Books and Records;

(h)                                 any Seller Permits held by Seller and used exclusively in the operation of the Property, to the extent permitted to be transferred by Law;

(i)                                     the Acquired Gaming Tax Credits;

(j)                                    the Acquired Cash;

(k)                                 the Rhythm City Intellectual Property;

(l)                                     all Accounts Receivable and Prepaids marked “Buyer” on the Working Capital Statement; and

(m)                             any other assets of Seller located at the Property or used exclusively in the operation of the Property;

but, in each case, excluding therefrom the Excluded Assets.

“RDA” means the Riverboat Development Authority, an Iowa nonprofit corporation.

“RDA Termination and Release” means that certain agreement, dated [•], 2013, by and between Seller or its Affiliates and the RDA, pursuant to which the RDA and any Persons claiming by, through or on behalf of the RDA, and their respective Affiliates, to irrevocably and fully release and forever discharge Seller and its Affiliates, in form and substance satisfactory to Seller, from any and all Legal Proceedings, Liabilities and claims, whether arising under the IOC Operator Agreement or otherwise, for the periods prior to the Closing, and terminate the IOC Operator Agreement and any and all other Contracts or arrangements between Seller or any of its Affiliates, on the one hand, and the RDA, on the other hand, in each case effective as of, and subject only to, the Closing.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing of Hazardous Materials into the environment.

“Representative” of a Person means, as applicable, any of such Person’s directors, officers, managers, agents, employees, advisors and other representatives.

“Required Licensee” has the meaning set forth in Section 5.4(c).

“Retained Employees” has the meaning set forth in Section 6.4(a).

“Retained Environmental Liabilities” means (i) any Environmental Liability pending or threatened in writing as of the Closing Date or (ii) any subsequent Environmental Liability arising on or after the Closing Date that results from an event, act or omission that occurred prior to or is continuing as of the Closing Date, in the case of each of clauses (i) and (ii) to the extent relating to a condition that was caused by Seller or for which Seller is otherwise responsible for such Environmental Liabilities under applicable Law or the City Leases.

“Rhythm City Intellectual Property” means the name “Rhythm City Casino” and any variation thereof, but specifically excluding any logos currently or previously used or owned by Seller containing the name “Rhythm City Casino” or any variation thereof (whether or not such name can be removed from such logos).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 6.4(i).

“Seller Benefit Plans” has the meaning set forth in Section 4.11(a).

“Seller Credit Consent Cure Period” has the meaning set forth in the definition of Credit Consent Termination Notice.

“Seller Disclosure Letter” has the meaning set forth in Article IV.

“Seller Indemnified Party” has the meaning set forth in Section 9.2(b).

“Seller Insurance Policies” has the meaning set forth in Section 6.14(a).

“Seller Intellectual Property Rights” means the Intellectual Property owned or used by Seller.

“Seller Material Adverse Effect” means changes, events or effects that have a materially adverse effect on the business, financial condition or results of operations of Seller with respect to the Property and the business operated at the Property; provided, that the following shall be excluded from any determination as to whether a Seller Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any change in or event affecting, and any effect arising out of or resulting from a change in or event affecting, (i) the economy, or financial, banking, currency or capital markets, in general (including changes in interest or exchange rates or commodities prices), or (ii) the travel, hospitality or gaming industries generally, or the travel, hospitality or gaming industries in the Davenport, Iowa markets, (B) any change, event or effect resulting from the negotiation, execution, delivery, performance or public announcement of this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees), (C) any change, event or effect arising in connection with or resulting from (i) any act of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (ii) hurricanes, tornados or other natural disasters, (D) the effects of any action taken by Seller or its Affiliates as permitted by this Agreement or with Buyer’s consent, or any failure by Seller to take any action as a result of the restrictions in Article VI of this Agreement, (E) any change, event or effect arising from any action taken by Buyers or their Affiliates, (F) the effect of any changes in (i) applicable Laws (or the effects of any changes in the manner of enforcement of any applicable Law) or (ii) accounting principles or standards and (G) any failure to meet revenue or earnings projections (provided that any underlying change or development causing any such failure to meet projections may be taken into account in determining whether a Seller Material Adverse Effect has occurred).

“Seller Obligations” has the meaning set forth in Section 11.17.

“Seller Permits” has the meaning set forth in Section 4.9(a).

“Seller Property Tax Amount” has the meaning set forth in Section 2.4(b)(i).

“Straddle Period” has the meaning set forth in Section 6.9(a)(i).

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is the general partner or managing member or (ii) at least fifty percent (50%) of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax Claim” has the meaning set forth in Section 6.9(c)(i).

“Tax Return” means any return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension or other filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, excise, unclaimed property, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes.

“Third Party Claim” has the meaning set forth in Section 9.5.

“Third Party Consents” means consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any third parties (including those of Governmental Entities, but, for the avoidance of doubt, specifically excluding Seller) required to be obtained in connection with the consummation of the Transaction, including those described in Section 4.2 or Schedules thereto.

“Threshold” has the meaning set forth in Section 9.6(a).

“Trademark License Period” has the meaning set forth in Section 6.18.

“Transfer Taxes” has the meaning set forth in Section 6.9(e)(i).

“Transfer Time” means 12:01 a.m., Davenport, Iowa time, on the Closing Date.

“Transferred Employees” has the meaning set forth in Section 6.4(a).

“Transferred IT Licenses” means each license for third-party computer software to the extent that such software relates exclusively to the operation of the business conducted at the Property and is set forth on Section 11.1(k) of the Seller Disclosure Letter, without affecting the rights granted to Seller or its Affiliates in connection with the operation of the businesses conducted at any other property of Seller Parent or its Affiliates.

“Vessel” means that vessel known as “Treble Clef”, official number 1000320.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

“Working Capital” means the calculation, on a basis consistent with the Accounting Procedures, of the Current Assets of Seller (other than Excluded Assets and the Acquired Gaming Tax Credits, including any current portion thereof) minus the Current Liabilities to the extent included in the Assumed Liabilities (other than the Assumed Sky Bridge Debt, including any current portion thereof) of Seller.

“Working Capital Adjustment” means the Initial Working Capital Adjustment or Final Working Capital Adjustment, or both, as applicable.

“Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Working Capital Target” means $(793,000).

Section 11.2                            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within such State, without regard to the conflicts or choice of laws principles or any other Law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction of any Missouri State court, or Federal court of the United States of America, sitting in Missouri, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such State or Federal court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.2(c).

Section 11.3                            Notices.  Any notice, demand or communication to be given hereunder shall be in writing and shall be deemed given:  (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy, email or other wire transmission (receipt confirmed); and (c) if sent by an internationally recognized overnight delivery service, the next Business Day following the date given to such overnight delivery service (specified for overnight delivery).  All notices, demands and communications shall be addressed as follows:

(a)                                 if to Buyer, to

Kehl Development-Scott County, LLC
c/o Riverside Casino & Golf Resort, LLC
3184 Highway 22
Riverside, IA 52327
Attention: Daniel J. Kehl
Facsimile: (319) 648-5800

with a copy (which shall not constitute notice) to:

Fuerste, Carew, Juergens & Sudmeier, P.C.

151 West 8th Street

200 Security Building
Dubuque, IA 52001
Attn:  Mark J. Willging
Facsimile: (563) 556-7134

(b)                                 if to Seller, to

IOC Davenport, Inc.
c/o Isle of Capri Casinos, Inc.
600 Emerson Road
Suite 300
St. Louis, MO 63141
Attention: General Counsel
Facsimile: (314) 813-9480

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attn:                    Paul W. Theiss

Christian W. Fabian

Facsimile: (312) 706-8218

Section 11.4                            Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule of this Agreement and the applicable Disclosure Letter, as applicable, unless otherwise indicated.  All Exhibits and Schedules of this Agreement are incorporated herein by reference.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available.  Each of Buyer and Seller will sometimes be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.5                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder nor any of the Purchased Assets shall be assigned directly or indirectly by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other party and, if applicable, the Iowa Commission, subject, in the case of Seller, to transactions permitted by Section 6.3.  Any purported assignment in violation of this Section 11.5 shall be void.

Section 11.6                            Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

Section 11.7                            Counterparts.  This Agreement may be executed by facsimile, portable document format (PDF) or other electronic means and/or in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.8                            Severability.  This Agreement shall be deemed severable; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.  The parties hereby acknowledge and agree that the agreements set forth in Section 6.20 are reasonable in scope and in all other respects.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 11.9                            Parties of Interest, No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10                     Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof provided that the Confidentiality Agreement shall remain in full force and effect after the Closing with respect to information relating to Seller’s or its Affiliates’ businesses other than information relating exclusively to the business operated at the Property.

Section 11.11                     Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.12                     Other Properties.  Buyer agrees and acknowledges that in addition to owning the Purchased Assets and operating the Property, Seller and/or Affiliates of Seller operate certain other hotel and casino properties and own certain other assets that are not located at, and not used exclusively in the operation of the business located at, the Property.  Except as otherwise set forth in this Agreement, the parties agree that (i) Seller is not making any representations or warranties with respect to any such other properties or assets, (ii) Seller is not assigning or transferring to Buyer any right, title or interest in, to or under any such other assets or properties and (iii) none of such other assets or properties shall be subject to any restrictions by virtue of this Agreement.

Section 11.13                     Extension, Waiver.  At any time prior to the Closing, Buyer and Seller may, to the extent legally allowed and in their sole discretion, (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 11.14                     Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

Section 11.15                     Additional Provisions.

(a)                                 Nothing in this Agreement shall be construed (i) as a waiver, transfer or other relinquishment, or impairment, of rights or claims of Seller or any of its Affiliates with respect to any Pre-Closing Claims or (ii) to entitle Buyer to rights or access in or to any documents or information of Seller, its Affiliates or Representatives related to any Pre-Closing Claims.  Notwithstanding any provision of Section 9.5, Seller shall have the right to solely and exclusively control, defend, compromise or settle any Pre-Closing Claims.

(b)                                 For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that Seller is not assigning or otherwise transferring to Buyer any of Seller’s rights or remedies under this Agreement with respect to any Pre-Closing Claims.

Section 11.16                     Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including the failure to take all actions as are necessary on such party’s part to consummate the transactions contemplated hereby, will cause irreparable injury to other party for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of each party’s obligations (including the obligations under Section 6.24) and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof, in addition to any other rights or remedies available hereunder or at Law or in equity.

Section 11.17                     Seller Parent Guarantee.  Seller Parent hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 11.17) the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Seller under this Agreement and any other agreements contemplated hereby (the “Seller Obligations”).  The Seller Obligations may be enforced by Buyer against Seller Parent without any requirement that Buyer first exercise its rights against Seller.  In determining when payment, performance or discharge of obligation by Seller Parent is due, and the amount thereof, Seller Parent may assert any defenses or limitations to such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and setoffs that Seller Parent or Seller may have under this Agreement.  Seller Parent’s obligations under this Section 11.17 shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected by, any circumstance or condition whatsoever (whether or not Seller Parent shall have any knowledge thereof) except as may be expressly set forth herein.  Seller Parent hereby waives each of the following:  (i) notice of acceptance of the Seller Obligations or of the existence or creation of all or any of the Seller Obligations; (ii) presentment, demand, protest or notice of dishonor, nonpayment or other default with respect to any of the Seller Obligations and all other notices whatsoever (except for notices to be provided to Seller, Seller Parent and its counsel in accordance with this Agreement or applicable Law); (iii) any requirement that Buyer institute suit or otherwise exhaust its rights or remedies against Seller or against any other Person prior to enforcing any rights they have hereunder or otherwise against Seller Parent; and (iv) all suretyship defenses generally (other than defenses to the payment of the obligations that are available to Seller Parent or Seller under this Agreement).  Nothing contained in this Section 11.17 shall limit Seller Parent’s ability to assert as a defense to any claim any defense that would be available to Seller if the claim were asserted directly against Seller.  This Agreement has been duly executed and delivered by Seller Parent, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Section 11.17 constitutes the valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject, as to enforcement, to the Enforceability Limitations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

IOC DAVENPORT, INC.

By:
Name:
Title:

ISLE OF CAPRI CASINOS, INC., solely
for the purposes of Sections 6.20(b), 6.23, 6.25 and 11.17

By:
Name:
Title:

KEHL DEVELOPMENT-SCOTT COUNTY LLC

By:
Name:	Daniel J. Kehl
Title:	Manager

KEHL DEVELOPMENT CORPORATION, solely for the purposes of Sections 6.20(a) and 6.23

By:
Name:
Title:

EXHIBIT B

Form of

BUYER COMPLIANCE CERTIFICATE

[•], 2013

The undersigned, being a duly authorized officer of Kehl Development-Scott County, LLC (“Buyer”), an Iowa limited liability company, hereby delivers this certificate (“Certificate”) to Seller, pursuant to Section 6.1 of that certain Option Agreement, dated [•], 2013, by and among Isle of Capri Casinos, Inc., IOC Davenport, Inc. and Buyer (the “Option Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Option Agreement.

The undersigned hereby certifies on behalf of Buyer, and not in his or her individual capacity, as follows:

(a)                                 All of the representations and warranties of Buyer contained in this Agreement were true and correct in all material respects on and as of the date of the Option Agreement, and are true and correct in all material respects on and as of the date hereof, and (b) the representations and warranties of Buyer contained in the Purchase Agreement are true and correct on and as of the date hereof.

(b)                                 Buyer has performed and complied in all material respects with all of its covenants and obligations contained in the Option Agreement to be performed and complied with by it prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date first above written.

By:
	Name:	Daniel J. Kehl
	Title:	Manager

Schedule 4.4

Ownership of Buyer

KEHL DEVELOPMENT-SCOTT COUNTY, LLC

Member	Shares/Percentage Interest
Ruth A. Kehl	1,000 units
Robert J. Kehl	1,000 units
Daniel J. Kehl	4,000 units
Robert A. Kehl	4,000 units
Kehl Development Corporation	5,000 units

Kehl Development-Scott County, LLC is managed by a Board of Managers.  The Managers of Kehl Development-Scott County, LLC are:  Daniel J. Kehl, Robert A. Kehl and Kenneth J. Bonnet.

Schedule 7.1(e)

Milestone Schedule

Buyer or its Affiliates shall have achieved each of the milestones set forth below within the period indicated for each such milestone.

RDA

•                  RDA working session:  On or prior to the date that is 15 days after the Effective Date.

•                  Signed operator’s contract with the RDA:  On or prior to the date that is 60 days after the Effective Date.

City

•                  Initial meeting with the City:  On or prior to the date that is 15 days after the Effective Date.

Financing

•                  Marketing materials sent out:  On or prior to the date that is 30 days after the Effective Date.

•                  Signed financing term sheet:  On or prior to the date that is 60 days after the Effective Date.

•                  Signed financing engagement letter and commitment letters:  On or prior to the date that is 90 days after the Effective Date, increasing to 120 days after the Effective Date if the 30-day option extension is exercised.

EXHIBIT A

General Principles to Govern Allocations

1.             The parties shall allocate the Purchase Price among the Purchased Assets in accordance with this Allocation Schedule.

2.             Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement to which this Exhibit A is attached.

3.             The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the regulations thereunder. The analysis will be based upon the standard of FMV, as defined in IRS Rev. Rul. 59-60.

Asset Class	Allocation Methodology

Class I Assets (cash and general deposit accounts (including savings and checking accounts) other than certificates of deposit held in banks, savings and loan associations, and other depository institutions)

Amount thereof, if any

Class II Assets (actively traded personal property within the meaning of Section 1092(d)(1) of the Code and Treas. Reg. §1.1092(d)-1 (determined without regard to Section 1092(d)(3) of the Code), certificates of deposit and foreign currency, including U.S. government securities and publicly traded stock)

Book Value

Class III Assets (accounts receivable, mortgages, and credit card receivables from customers which arise in the ordinary course of business).	Book Value

Class IV Assets (stock in trade of the taxpayer or other property of a kind which would properly be included in the inventory of taxpayer if on hand at the close of the taxable year, or property held by the taxpayer primarily for sale to customers in the ordinary course of its trade or business).

Tax Basis

Class V Assets (all assets other than Class I, II, III, IV, VI, and VII assets). For the avoidance of doubt, this category includes leasehold interests, furniture, fixture and equipment	Tax Basis

Class VI Assets (all Section 197 intangibles, as defined in Section 197 of the Code, except goodwill and going concern value)	Tax Basis

Class VII Assets (goodwill and going concern value (whether or	Residual

not the goodwill or going concern value qualifies as a Section 197 intangible))

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EXHIBIT B

Bill of Sale and Assignment

This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”) is made as of [•], 2013, by and between IOC Davenport, Inc., an Iowa corporation (“Seller”) and Kehl Development-Scott County, LLC, an Iowa limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (defined below).

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of [•], 2013 (as the same may be amended from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, Buyer has agreed to purchase from Seller the Purchased Assets.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, assigns and transfers to Buyer all right, title and interest of Seller in and to each of the tangible assets included in the Purchased Assets, except for the Vessel and Barge.

This Bill of Sale is being executed and delivered pursuant and subject to the Purchase Agreement. Nothing in this Bill of Sale shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement. In the event of any conflict between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

The Parties acknowledge and agree that for the purposes of this Bill of Sale, Seller does not agree to sell, assign, transfer and convey, and the Seller does not sell, assign, transfer or convey, to Buyer any assets to which the Seller has no right, title or interest and Seller shall not be deemed to sell, assign, transfer or convey any Non-Assignable Asset, unless and until any required consent from an applicable third party shall have been obtained.

This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

This Bill of Sale and any disputes between the parties under or related to this Bill of Sale or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within such State, without regard to the conflicts or choice of laws principles or any other Law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

This Bill of Sale may be executed by facsimile, portable document format (PDF) or other electronic means and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered as of the date first written above.

IOC DAVENPORT, INC.

By:
Name:
Title:

KEHL DEVELOPMENT-SCOTT COUNTY, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT C

Assignment and Assumption Agreement

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [•], 2013, by and between IOC Davenport, Inc., an Iowa corporation (“Seller”) and Kehl Development-Scott County, LLC, an Iowa limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (defined below).

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of [•], 2013 (as the same may be amended from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, Seller has agreed to assign to Buyer all right, title and interest of Seller in and to each of the Assumed Contracts set forth on the attached Appendix A and other intangible Purchased Assets (other than the Assumed Leases), and Buyer has agreed to take assignment from Seller of all of Seller’s right, title and interest in and to such Assumed Contracts and other intangible Purchased Assets.

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to assume, and satisfy, perform, pay and discharge as and when due and payable, and otherwise be solely responsible for, all of the Assumed Liabilities that are being assigned to Buyer hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Seller and Buyer hereby agree as follows:

1.             Assignment of Assumed Contracts and other Intangible Purchased Assets. On the terms and subject to the conditions of the Purchase Agreement, Seller hereby assigns and transfers to Buyer, and Buyer hereby takes assignment from Seller of, all right, title and interest of Seller, in and to the Assumed Contracts as indicated on Appendix A and the other intangible Purchased Assets (other than the Assumed Leases). Notwithstanding the foregoing, Seller shall not be deemed to assign or transfer any Non-Assignable Asset, unless and until any required consent from an applicable third party shall have been obtained.

2.             Assumption of Assumed Liabilities. On the terms and subject to the conditions of the Purchase Agreement, the Buyer hereby assumes and agrees to pay, fully perform and discharge when due all of the Assumed Liabilities (other than Assumed Liabilities under the Assumed Leases).

3.             No Assumption of Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Buyer shall not be deemed to have assumed or otherwise be liable in respect of, any Excluded Liability.

4.             Purchase Agreement. This Agreement is being executed and delivered pursuant and subject to the Purchase Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter or impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement. In the event of any conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control.

5.             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.             Further Assurances. Upon the reasonable request of the other party, each party hereto agrees to execute and deliver to the other party all such additional assignments, assumptions, releases and other documents as may be reasonably requested by the other party and are required to effectuate completely the assignment by any Seller, and the assumption by Buyer, contemplated hereby and by the Purchase Agreement.

7.             Applicable Law. This Agreement and any disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within such State, without regard to the conflicts or choice of laws principles or any other Law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

8.             Counterparts. This Agreement may be executed by facsimile, portable document format (PDF) or other electronic means and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

[Signatures follow on next page]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered as of the date first written above.

IOC DAVENPORT, INC.

By:
Name:
Title:

KEHL DEVELOPMENT-SCOTT COUNTY, LLC

By:
Name:
Title:

[Signature Page to Assignment & Assumption Agreement]

Appendix A

Assumed Contracts

[To come.]